As filed with the Securities and Exchange Commission on May 31, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Seagate Technology

(Exact name of co-registrant guarantor as specified in charter)

Maxtor Corporation

(Exact name of co-registrant issuer as specified in charter)

Cayman Islands	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

98-0355609	77-0123732
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

Seagate Technology P.O. Box 309GT, Ugland House, South Church Street George Town, Grand Cayman, Cayman Islands (345) 949-8066	Maxtor Corporation 500 McCarthy Boulevard Milpitas, California 95035 (408) 894-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

818 West Seventh Street, Suite 200

Los Angeles, California 90017

(800) 888-9207

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William H. Hinman, Jr., Esq.

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

(650) 251-5000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2.375% Convertible Senior Notes due 2012 of Maxtor Corporation	$326,000,000	(1)	100	%(2)(3)	$326,000,000	$34,882
Common Shares $0.00001 par value of Seagate Technology	18,467,997	(4)	—		—	—	(5)
Senior Guarantees of Notes by Seagate Technology	—		—		—	—	(6)

(1)	Represent aggregate principal amount of the 2.375% Convertible Senior Notes due 2012 issued by Maxtor Corporation.
(2)	Estimated solely for the purpose of calculating the Registration Fee pursuant to Rule 457(i) under the Securities Act of 1933, as amended.
(3)	Excludes accrued interest and distributions, if any.
(4)	Represents the number of common shares of Seagate Technology (“Seagate Common Shares”) initially issuable upon conversion of the Notes registered hereby and pursuant to Rule 416 under the Securities Act of 1933, as amended, such indeterminate number of Seagate Common Shares as may be issued from time to time upon conversion of the Notes as a result of the antidilution provisions thereof. For each $1,000 principal amount of the Notes surrendered for conversion, 56.6503 Seagate Common Shares will be issued, subject to adjustment and subject to the cash settlement provisions described in this registration statement.
(5)	No additional consideration will be received for the common shares and therefore, pursuant to Rule 457(i), no registration fee is required.
(6)	The Notes are guaranteed by Seagate Technology. No separate consideration will be paid in respect of the guarantees pursuant to Rule 457(n) of the Securities Act.

$326,000,000

Seagate Technology

Maxtor Corporation

2.375% Convertible Senior Notes Due 2012 of Maxtor Corporation and 18,467,997 Common Shares of Seagate Technology Issuable Upon Conversion of the Notes

Maxtor Corporation (“Maxtor”) issued the 2.375% Convertible Senior Notes due 2012, which we refer to as the “Notes,” in August 2005 in a private placement. This prospectus will be used by selling securityholders to resell their Notes and the common shares of Seagate Technology (“Seagate”) issuable upon conversion of their Notes. Neither Maxtor nor Seagate will receive any proceeds from the sale of the Notes or the common shares issuable upon conversion of the Notes by the selling securityholders.

Pursuant to an Agreement and Plan of Merger dated December 20, 2005 by and among Seagate, Maxtor and MD Merger Corporation, a direct wholly-owned subsidiary of Seagate, MD Merger Corporation merged with and into Maxtor (the “Merger”) and Maxtor became a wholly-owned subsidiary of Seagate. The Merger closed and became effective on May 19, 2006. In connection with the Merger, Seagate, Maxtor and the trustee under the indenture for the Notes entered into a supplemental indenture on May 19, 2006, pursuant to which Seagate agreed to fully and unconditionally guarantee the Notes on a senior unsecured basis.

The Notes bear interest at a rate of 2.375% per annum. Maxtor will pay interest on the Notes on February 15 and August 15 of each year. The Notes will mature on August 15, 2012. The Notes are general unsecured obligations and rank equally in right of payment with all of Maxtor’s other existing and future obligations that are unsecured and unsubordinated. The Notes are effectively subordinated to all Maxtor’s existing and future secured debt and to the indebtedness and other liabilities of its subsidiaries.

Each $1,000 principal amount of the Notes is convertible into 56.6503 Seagate common shares, par value $0.00001 per share, subject to adjustment as described in this prospectus. The current conversion rate is equivalent to a conversion price of approximately $17.65 per Seagate common share. Seagate common shares are traded on the New York Stock Exchange under the symbol “STX.” The closing price of the Seagate common shares on May 30, 2006 was $23.51 per share.

The Notes are convertible by the holders under the following circumstances: (1) if the price of Seagate common shares reaches a specified threshold during specified periods, (2) if the trading price of the Notes is below a specified threshold, subject to specified exceptions, (3) if the Notes have been called for redemption by Maxtor, or (4) if specified corporate transactions occur, each as described in this prospectus. Subject to certain exceptions described under “Description of the Notes,” Maxtor will deliver cash and Seagate common shares, if any, upon conversion of the Notes with an aggregate value (the “conversion value”) equal to the conversion rate multiplied by the average price of Seagate common shares, as described herein.

Maxtor may not redeem the Notes prior to August 20, 2010. Maxtor may redeem some or all of the Notes for cash on or after August 20, 2010 at 100.68% of their principal amount and on or after August 15, 2011 at 100.34% of their principal amount, in each case plus accrued and unpaid interest and liquidated damages, if any, to but excluding the date fixed for redemption.

Note holders may require Maxtor to repurchase all or a portion of the Notes upon the occurrence of a fundamental change, as defined in this prospectus, at 100% of their principal amount plus accrued and unpaid interest and liquidated damages, if any, up to but excluding the date of repurchase.

Maxtor does not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system. Maxtor expects the Notes to be eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) system of the National Association of Securities Dealers, Inc.

Investing in the Notes and common shares issuable upon conversion of the Notes involves risks. See “ Risk Factors” beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 31, 2006.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and the documents incorporated by reference. Neither Maxtor nor Seagate has authorized anyone to provide you with information different from that contained in this prospectus. The information in this document may only be accurate on the date of this document. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the Notes and common shares.

“Seagate,” “Seagate Technology,” “Barracuda,” “Cheetah” and “Momentus” among others, are Seagate registered trademarks. We have a registration pending for our “Savvio” trademark. This prospectus also includes trademarks of other persons.

Unless the context otherwise requires, as used in this prospectus, the terms “Seagate,” “Seagate Technology,” “us,” “our” and “we” refer to Seagate Technology and its subsidiaries.

Unless the context otherwise requires, as used in this prospectus, the terms “Maxtor” and “Maxtor Corporation” refer to Maxtor Corporation and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include but are not limited to, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” estimates,” “will,” “should,” “may” or words of similar meaning. These forward-looking statements based upon the current beliefs and expectations of Seagate’s and Maxtor’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Seagate and Maxtor. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	those discussed and identified in public filings with the Securities and Exchange Commission made by Seagate, including Seagate’s Annual Report on Form 10-K for the year ended July 1, 2005, Quarterly Report on Form 10-Q for the quarter ended December 30, 2005 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	the variable demand and the aggressive pricing environment for disc drives, particularly, in the near term, to the extent that, following the closing of our acquisition of Maxtor, competitors engage in aggressive pricing specifically targeted to encourage shifting of customer demand;

•	shifting of customer demand to the company’s competitors, particularly, in the near term, following the closing of our acquisition of Maxtor;

•	dependence on our ability to successfully manufacture in increasing volumes on a cost-effective basis and with acceptable quality its current disc drive products; and

•	the adverse impact of competitive product announcements and possible excess industry supply with respect to particular disc drive products.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or the date of any documents incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning matters addressed in this document and attributable to Seagate and Maxtor or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Seagate and Maxtor undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

SUMMARY

The following summary should be read together with the information contained in other parts of this prospectus and the documents we incorporate by reference. You should carefully read this prospectus and the documents we incorporate by reference to fully understand the terms of the Notes as well as the tax and other considerations that are important to you in making a decision whether to invest in the Notes and the common shares issuable upon their conversion. In this prospectus, we refer to Seagate Technology and its subsidiaries as “Seagate Technology,” “Seagate,” “us,” “our” or “we” unless we specifically indicate otherwise or the context clearly indicates otherwise.

Seagate is the leader in design, manufacturing and marketing rigid disc drives. Rigid disc drives, which are commonly referred to as disc drives or hard drives, are used as the primary medium for storing electronic information in systems ranging from desktop and notebook computers, and consumer electronics devices to a data centers delivering information over corporate networks and the internet. Seagate produces a broad range of disc drive products are used in enterprise servers, mainframes and workstations; desktop applications, where its products are used in desktop computers; and consumer electronics applications, where its products are used in digital video recorders, digital music players, gaming devices, global positioning navigation systems and photo printers.

Seagate sells its disc drives primarily to major original equipment manufacturers, or OEMs, and also markets to distributors and retailers under its globally recognized brand name.

Seagate’s products address substantially all of the available consumer electronics, mobile computing, enterprise and desktop storage markets. Seagate pursues a highly integrated approach to its business by designing and manufacturing a significant portion of the components it views as critical to its products, such as read/write heads and recording media. Seagate believes that its control of these key technologies, combined with its platform design and manufacturing, enables it to achieve product performance, time-to-market leadership and manufacturing flexibility, which allows Seagate to respond to customers and market opportunities. Seagate’s technology ownership combined with its integrated design and manufacturing has allowed it to effectively leverage its leadership in traditional computing markets into new, higher-growth markets with only incremental product development and manufacturing costs.

The address of Seagate’s principal executive offices is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, and its telephone number at that address is (345) 949-8066. The address of Seagate’s U.S. executive offices is 920 Disc Drive, Scotts Valley, California 95066 and its telephone number at that address is (831) 438-6550. For additional information on Seagate, see “Where You Can Find More Information” beginning on page 65.

Seagate’s Acquisition of Maxtor

On December 20, 2005, Maxtor and Seagate entered into a definitive agreement pursuant to which Seagate acquired Maxtor in an all stock transaction. The merger closed and became effective on May 19, 2006. Under the terms of the agreement, which was unanimously approved by the boards of directors of both companies, Maxtor shareholders received 0.37 Seagate common shares for each share of Maxtor common stock they owned. Former Maxtor shareholders now own approximately 17% of the combined company.

In connection with the Merger, Seagate, Maxtor and the trustee under the indenture for the Notes entered into a supplemental indenture on May 19, 2006, pursuant to which the Notes became convertible into Seagate common shares. In addition, Seagate agreed to fully and unconditionally guarantee the Notes on a senior unsecured basis. Seagate’s obligations under its guarantee rank on parity in right of payment with all of its existing and future senior unsecured indebtedness.

The Offering

Issuer	Maxtor Corporation.

Securities Offered	$326,000,000 aggregate principal amount of 2.375% Convertible Senior Notes Due 2012 of Maxtor Corporation and up to 18,467,997 common shares of Seagate issuable upon conversion of the Notes.

Maturity Date	August 15, 2012.

Guarantee	The Notes are irrevocably fully and unconditionally guaranteed (the “guarantee”) on an senior unsecured basis by Seagate, the parent company of Maxtor.

Ranking

The Notes are general unsecured obligations of Maxtor and rank equally in right of payment with all other existing and future unsecured and unsubordinated obligations of Maxtor. As of April 1, 2006, Maxtor’s senior indebtedness, exclusive of trade payables, totaled approximately $522.4 million. As of April 1, 2006, Maxtor had total secured indebtedness of approximately $60.6 million. The Notes are not guaranteed by any of Maxtor’s subsidiaries and, accordingly, the Notes are effectively subordinated to the indebtedness and other liabilities of its subsidiaries, including trade creditors, and indebtedness of Maxtor’s subsidiary in China. As of April 1, 2006, Maxtor subsidiaries had total debt, exclusive of intercompany debt, trade payables and other current liabilities, of approximately $60.0 million.

Seagate’s guarantee is a general unsecured obligation of Seagate, ranks equally in right of payment with all existing and future senior indebtedness of Seagate and is senior in right of payment to all future subordinated obligations of Seagate. As of March 31, 2006, Seagate’s senior indebtedness, exclusive of trade payables, totaled approximately $400.0 million.

Interest	Maxtor will pay interest on the Notes on February 15 and August 15 of each year, ending on August 15, 2012.

Conversion Rights	Holders may convert their Notes at the conversion rate prior to the close of business on any business day prior to the maturity date only under the following circumstances:

•	during any calendar quarter (and only during such calendar quarter) if the last reported sale price of Seagate common shares, for at least 20 consecutive trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, is greater than or equal to 110% of the conversion price per Seagate common share;

•	subject to certain exceptions, during the five business day period following any five consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each day of such period was less than 100% of the product of the sale price of Seagate common shares multiplied by the conversion rate of the Notes;

•	if the Notes have been called for redemption; or

•	upon the occurrence of specified corporate transactions described under “Description of the Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions.”

The current conversion rate is 56.6503 Seagate common shares per $1,000 principal amount of Notes, subject to adjustment as set forth in “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” This represents a current conversion price of approximately $17.65 per Seagate common share.

As described in this prospectus, the conversion rate may be adjusted upon the occurrence of certain events, including for any cash dividend on Seagate’s common shares, but will not be adjusted for accrued and unpaid interest. By delivering to the holder cash and Seagate common shares, if any, Maxtor and Seagate will satisfy their obligations with respect to the Notes subject to the conversion. Accordingly, upon conversion of a Note, accrued and unpaid interest will be deemed to be paid in full, rather than canceled, extinguished or forfeited.

Conversion Settlement

Subject to certain exceptions described under “Description of the Notes,” we will deliver cash and Seagate common shares, if any, upon conversion of the Notes with an aggregate value (the “conversion value”) equal to the conversion rate multiplied by the average of the sale prices (the “average price”) of Seagate common shares during the 10 trading day period commencing after the trading day following the date the Notes are tendered for conversion, as follows:

•	an amount in cash (the “principal return”) equal to the lesser of (a) the principal amount of Notes surrendered for conversion and (b) the conversion value, and

•

if the conversion value is greater than the principal amount, an amount (the “net amount”) with a value equal to the difference between the conversion value and the principal return, as described in this prospectus. Maxtor may pay the net amount in cash (the “cash amount”) or Seagate common shares (the “net shares”), equal to the sum of the daily share amounts, calculated as described under “Description of the Notes—Conversion Rights—Conversion Settlement” below.

Maxtor will pay the principal return and cash for fractional shares, and deliver net shares or pay the cash amount, as applicable, no later than the third business day following the determination of the average price.

Payment at Maturity	Each holder of $1,000 principal amount of the Notes shall be entitled to receive $1,000 at maturity, plus accrued and unpaid interest, if any, and accrued and unpaid liquidated damages, if any.

Sinking Fund	None.

Optional Redemption by Maxtor

Maxtor may not redeem the Notes prior to August 20, 2010. Maxtor may redeem some or all of the Notes for cash on or after August 20, 2010 at 100.68% of their principal amount and on or after August 15, 2011 at 100.34% of their principal amount, in each case, plus accrued and unpaid interest and liquidated damages, if any, up to but excluding the date fixed for redemption. See “Description of the Notes—Optional Redemption by Maxtor.”

Certain United States Federal Income and Estate Tax Consequences

A U.S. holder of a Note will be required to include interest on the Note in income for federal income tax purposes at the time that such interest is received or accrued, in accordance with such holder’s method of accounting for federal income tax purposes. A U.S. holder of a Note will generally recognize gain or loss on the sale, exchange, redemption or conversion of such Note. For more information, see “Certain United States Federal Income and Estate Tax Consequences” below.

Holders may in certain situations be deemed for U.S. federal tax purposes, to have received a distribution which will be taxable as a dividend to the extent of Seagate’s current and accumulated earnings and profits, in the event of any taxable distribution to holders of common shares, such as a cash dividend, or in certain other situations requiring a conversion rate adjustment. See “Certain United States Federal Income and Estate Tax Consequences—U.S. Holders—Constructive Distributions”.

Fundamental Change

Upon a fundamental change, each holder of the Notes may require Maxtor to repurchase some or all of its Notes at a purchase price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest, including liquidated damages. See “Description of the Notes—Fundamental Change Requires Maxtor to Repurchase Notes at the Option of the Holder.”

Make Whole Amount and Public Acquirer Change of Control

If certain transactions that constitute a change of control occur, under certain circumstances, we will increase the conversion rate by a number of additional shares for any conversion of Notes in connection with such transactions, as described under “Description of the Notes—Conversion Rights—Make Whole Amount and Public Acquirer Change of Control.” The number of additional shares will be determined based on the date such transaction becomes effective and the price paid per common share in such transaction. However, if such transaction constitutes a public acquirer change of control, in lieu of increasing the conversion rate, we may elect to adjust the conversion obligation such that upon conversion of the Notes, we will deliver cash and acquirer common stock, if any, as described under “Description of the Notes—Make Whole Amount and Public Acquirer Change of Control.”

Use of Proceeds	Neither Maxtor nor Seagate will receive any proceeds from the sale by any selling securityholders of the Notes or the Seagate common shares issuable upon conversion of the Notes.

Form, Denomination and Registration

The Notes have been issued in fully registered form. The Notes were issued in minimum denominations of $2,000 principal amount and integral multiples of $1,000 thereof. The Notes are represented by one or more global Notes, deposited with the trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global Notes will be shown on, and any transfers will be effected only through, records maintained by DTC and its participants. See “Description of the Notes—Form, Denomination and Registration.”

Absence of a Public Market for the Notes	There is currently no public market for the Notes. We cannot assure you that any active or liquid market will develop for the Notes. See “Plan of Distribution.”

Trading	Maxtor does not intend to list the Notes on any national securities exchange. The Notes, however, are eligible for trading in the PORTAL market.

NYSE Symbol for Seagate Common Shares	Seagate common shares are traded on the New York Stock Exchange under the symbol “STX.”

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing Seagate. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

If any of the following risks actually occurs, Seagate’s business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of the notes and Seagate common shares could decline substantially.

The failure to successfully integrate Maxtor’s business and operations in the expected time frame, or at all, may adversely affect the combined company’s future results.

Seagate believes that the acquisition of Maxtor will result in certain benefits, including certain cost synergies, drive product innovations, and operational efficiencies. However, to realize these anticipated benefits, the businesses of Seagate and Maxtor must be successfully combined. The success of the Merger will depend on the combined company’s ability to realize these anticipated benefits from combining the businesses of Seagate and Maxtor. The combined company may fail to realize the anticipated benefits of the Merger on a timely basis, or at all, for a variety of reasons, including the following:

•	failure to successfully manage relationships with customers, distributors and suppliers;

•	failure of customers to accept new products or to continue as customers of the combined company;

•	failure to effectively coordinate sales and marketing efforts to communicate the capabilities of the combined company;

•	revenue attrition in excess of anticipated levels;

•	failure to qualify the combined company’s products as a primary source of supply with OEM customers on a timely basis or at all;

•	potential incompatibility of technologies and systems;

•	failure to leverage the increased scale of the combined company quickly and effectively;

•	potential difficulties integrating and harmonizing financial reporting systems; and

•	the loss of key employees.

In addition, although we currently plan to transition Maxtor’s volume to Seagate products starting in the first three to six months after the closing and expect this transition to be complete within six to nine months after the closing, we cannot assure you that we will be successful with this transition during the contemplated time frames or at all. The integration may result in additional and unforeseen expenses or delays. If the combined company is not able to successfully integrate Maxtor’s business and operations, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected.

We expect the integration of Seagate and Maxtor will result in revenue attrition, significant accounting charges and increased capital expenditures that will have an adverse effect on the results and financial condition of the combined company.

The financial results of the combined company may be adversely affected by cash expenditures and non-cash charges incurred in connection with the combination. The cash expenditures have been preliminarily estimated to be approximately $500 million and include restructuring and integration activities and retention bonuses. In addition to the anticipated cash expenditures, we expect significant non-cash charges, including those associated with the amortization of intangible assets and stock-based compensation, which we currently estimate at approximately $370 million (approximately $300 million of which is expected to be incurred in the first year following the closing). We anticipate that the majority of these cash expenditures and non-cash charges will occur in the 12 months following the closing of the merger. The actual amount of the stock-based compensation charge will depend on the price of the Seagate common shares and the number of Maxtor options and restricted stock units outstanding as of the closing date, but we estimate that this charge would be approximately $29 million for the first 12 months after the closing and an aggregate of $46 million over the following two years. However, the timing of the compensation charge may be significantly affected by the effect of employee terminations as a result of restructuring activities. A substantial portion of the cash expenditures relating to restructuring activities will be recorded as liabilities assumed from Maxtor and will increase goodwill, while the non-cash charges will reduce earnings of the combined enterprise. In addition, the combined company is likely to incur revenue attrition. We also anticipate approximately $580 million of incremental capital expenditures as we combine operations in the first 18 to 24 months after the closing. As a result of the revenue attrition, capital expenditures and charges described above, the operating results and financial condition of the combined company may be adversely affected by the merger, particularly in the first year following the closing which occurred on May 19, 2006.

Competition—Our industry is highly competitive and our products have experienced significant price erosion and market share variability.

Even during periods when demand is stable, the disc drive industry is intensely competitive and vendors typically experience substantial price erosion over the life of a product. Our competitors have historically offered existing products at lower prices as part of a strategy to gain or retain market share and customers, and we expect these practices to continue. We may need to reduce our prices to retain our market share, which could adversely affect our results of operations. Based on our recent experience in the industry with respect to new product introductions, we believe that the rate of growth in areal density, or the storage capacity per square inch on a disc, is slowing from its previous levels. This trend may contribute to increased average price erosion. To the extent that historical price erosion patterns continue, product life cycles may lengthen, our competitors may have more time to enter the market for a particular product and we may be unable to offset these factors with new product introductions at higher average prices. A second trend that may contribute to increased average price erosion is the growth of sales to distributors that serve producers of non-branded products in the personal storage sector. These customers generally have limited product qualification programs, which increase the number of competing products available to satisfy their demand. As a result, purchasing decisions for these customers are based largely on price and terms. Any increase in our average price erosion would have an adverse effect on our result of operations.

Moreover, a significant portion of our success in the past has been a result of increasing our market share at the expense of our competitors. Our market share for our products can be negatively affected by our customers’ diversifying their sources of supply as the slowing rate of growth in a real density has resulted in longer product cycles and more time for our competitors to enter the market for particular products. When our competitors successfully introduce product offerings, which are competitive with our recently introduced new products, our customers may quickly diversify their sources of supply. We may also be subject to competitive pressures as a result of our recent acquisition of Maxtor, including aggressive pricing by our competitors. Any significant decline in our market share would adversely affect our results of operations.

Principal Competitors—We compete with both independent manufacturers, whose primary focus is producing technologically advanced disc drives, and captive manufacturers, who do not depend solely on sales of disc drives to maintain their profitability.

We have experienced and expect to continue to experience intense competition from a number of domestic and foreign companies, including other independent disc drive manufacturers and large captive manufacturers such as:

Independent	Captive
Western Digital Corporation	Fujitsu Limited
Cornice Inc.	Hitachi Global Storage Technologies
GS Magicstor Inc.	Samsung Electronics Incorporated
Toshiba Corporation

The term “independent” in this context refers to manufacturers that primarily produce disc drives as a stand-alone product, and the term “captive” refers to disc drive manufacturers who themselves or through affiliated entities produce complete computer or other systems that contain disc drives or other information storage products. Captive manufacturers are formidable competitors because they have the ability to determine pricing for complete systems without regard to the margins on individual components. Because components other than disc drives generally contribute a greater portion of the operating margin on a complete computer system than do disc drives, captive manufacturers do not necessarily need to realize a profit on the disc drives included in a computer system and, as a result, may be willing to sell disc drives to third parties at very low margins. Many captive manufacturers are also formidable competitors because they have more substantial resources than we do. In addition, Hitachi Global Storage Technologies (together with affiliated entities) and Samsung Electronics Incorporated also sell other products to our customers, including critical components like flash memory, application-specific integrated circuits, or ASICs and flat panel displays, and may be willing to sell their disc drives at a lower margin to advance their overall business strategy. This may improve their ability to compete with us. To the extent we are not successful competing with captive or independent disc drive manufacturers, our results of operations will be adversely affected.

In addition, in response to customer demand for high-quality, high-volume and low-cost disc drives, manufacturers of disc drives have had to develop large, in some cases global, production facilities with highly developed technological capabilities and internal controls. The development of large production facilities and industry consolidation can contribute to the intensification of competition. We also face indirect competition from present and potential customers who evaluate from time to time whether to manufacture their own disc drives or other information storage products.

We have also started to experience competition from other companies that produce alternative storage technologies like flash memory, where increased capacity and lower cost of these technologies have resulted in competition with our lower capacity, smaller form factor disc drives.

Volatility of Quarterly Results—Our quarterly operating results fluctuate significantly from period to period, and this may cause our shares price to decline.

In the past, our quarterly revenue and operating results fluctuated significantly from period to period. We expect this fluctuation to continue for a variety of reasons, including:

•	changes in the demand for the computer systems, storage subsystems and consumer electronics that contain our disc drives, due to seasonality and other factors;

•	changes in purchases from period to period by our primary customers, particularly, in the near term, as our customers reposition their demand following the closing of our acquisition of Maxtor and as, over the longer term, our competitors are able to introduce and produce in volume comparable product technology or alternative storage technology solutions, such as flash memory;

•	competitive pressures resulting in lower selling prices, including, in the near term, following the closing of our acquisition of Maxtor, aggressive pricing by our competitors specially targeted to encourage shifting of customer demand;

•	increased costs or adverse changes in availability of supplies;

•	delays or problems in the introduction of our new products due to inability to achieve high production yields, delays in customer qualification or initial product quality issues;

•	shifting trends in customer demand which, when combined with overproduction of particular products, particularly at times like now where the industry is served by multiple suppliers, results in supply/demand imbalances;

•	the impact of corporate restructuring and retention activities that we may engage in, particularly, in the near term, the impact of expenses and charges resulting from our acquisition of Maxtor;

•	adverse changes in the level of economic activity in the United States and other major regions in which we do business;

•	our high proportion of fixed costs, including research and development expenses; and

•	announcements of new products, services or technological innovations by us or our competitors.

As a result, we believe that quarter-to-quarter comparisons of our revenue and operating results may not be meaningful, and that these comparisons may not be an accurate indicator of our future performance. Our operating results in one or more future quarters may fail to meet the expectations of investment research analysts or investors, which could cause an immediate and significant decline in the trading price of our common shares.

New Product Offerings—Market acceptance of new product introductions cannot be accurately predicted, and our results of operations will suffer if there is less demand for our new products than is anticipated.

We are continually developing new products in the hope that we will be able to introduce technologically advanced disc drives into the marketplace ahead of our competitors.

The success of our new product introductions is dependent on a number of factors, including market acceptance, our ability to manage the risks associated with product transitions, the effective management of inventory levels in line with anticipated product demand, and the risk that our new products will have quality problems or other defects in the early stages of introduction that were not anticipated in the design of those products. Accordingly, we cannot accurately determine the ultimate effect that our new products will have on our results of operations.

In addition, the success of our new product introductions is dependent upon our ability to qualify as a primary source of supply with our OEM customers. In order for our products to be considered by our customers for qualification, we must be among the leaders in time-to-market with those new products. Once a product is accepted for qualification testing, any failure or delay in the qualification process or a requirement that we requalify can result in our losing sales to that customer until new products are introduced. The limited number of high-volume OEMs magnifies the effect of missing a product qualification opportunity. These risks are further magnified because we expect competitive pressures to result in declining sales and declining gross margins on our current generation products. We cannot assure you that we will be among the leaders in time-to-market with new products or that we will be able to successfully qualify new products with our customers in the future.

Smaller Form Factor Disc Drives—If we do not continue to successfully market smaller form factor disc drives, our business may suffer.

The disc drive industry is experiencing significant increases in sales of smaller form factor disc drives for an expanding number of applications, in particular notebook computers and consumer electronics devices, but also including personal computers and enterprise storage applications. Many of these applications have typically used disc drives with a 3.5-inch form factor, which we currently manufacture. Some of these applications, such as consumer electronics applications like digital music players and digital cameras, represent fast growing markets for disc drives. We initiated volume shipments of our first small form factor disc drive, the Momentus notebook disc drive, to a number of OEMs in the second quarter of fiscal year 2004. In June 2004, we announced our first 1-inch form factor disc drive, additional capacity models of our Momentus notebook disc drive and a 2.5-inch form factor disc drive for enterprise storage applications. Since then, we have introduced higher-capacity versions of our 1-inch and 2.5-inch disc drives for the mobile computing and consumer electronics markets.

We have also started to experience competition from other companies that produce alternative storage technologies like flash memory, where increased capacity and lower cost of these technologies have resulted in competition with our lower capacity, smaller form factor disc drives.

If we do not suitably adapt our product offerings to successfully introduce additional smaller form factor disc drives, customers may decrease the amounts of our products that they purchase which would adversely affect our results of operations.

Perpendicular Recording Technology—If our customers decide not to accept this new technology until either more disc drive manufacturers are providing it in their products, or there is more performance history for this new technology, our operating results will be adversely impacted.

To address the growing demand for higher capacity products, we have begun a transition to perpendicular recording technology to achieve continued growth in areal density. To date, we have announced perpendicular technology based products for the desktop, enterprise, notebook, and handheld markets.

Perpendicular recording technology poses various technological challenges including a complex integration of the recording head, the disc, recording channel, drive software and firmware as a system. To the extent that our customers decide not to accept this new technology until either more disc drive manufacturers are providing it in their products, or there is more performance history for this new technology, our operating results will be adversely impacted. This risk could be enhanced to the extent that these initial perpendicular technology based products experience any unanticipated or atypical reliability or operability problems.

In addition, if these perpendicular technology based products suffer unanticipated or atypical failures that were not anticipated in the design of those products, our service and warranty costs may materially increase adversely impacting our operating results.

Seasonality—Because we experience seasonality in the sales of our products, our results of operations will generally be adversely impacted during our fourth fiscal quarter.

Because sales of computer systems, storage subsystems and consumer electronics tend to be seasonal, we expect to continue to experience seasonality in our business as we respond to variations in our customers’ demand for disc drives. In particular, we anticipate that sales of our products will continue to be lower during our fourth fiscal quarter than the rest of the year. In the desktop computer, notebook computer and consumer electronics sectors of our business, this seasonality is partially attributable to our customers’ increased sales of personal computers and consumer electronics during the winter holiday season. In the enterprise sector of our business, our sales are seasonal because of the capital budgeting and purchasing cycles of our end users. Because our working capital needs peak during periods in which we are increasing production in anticipation of orders that have not yet been received, our operating results will fluctuate seasonally even if the forecasted demand for our products proves accurate.

Furthermore, it is difficult for us to evaluate the degree to which this seasonality may affect our business in future periods because our overall growth may have reduced the impact of this seasonality in recent periods. For example, because of dramatic rates of growth exhibited by the consumer electronics applications in the March and June 2005 quarters followed by a period of component constraints during the September and December 2005 quarters which impacted our production capacity, we did not experience either a traditional seasonal decrease in sales of our products in the third and fourth quarter of fiscal year 2005 or a comparative seasonal increase in sales of our products in the first half of fiscal year 2006. The lack of seasonality in calendar year 2005 was atypical in the disc drive industry as evidenced by the modest seasonal decline we experienced in the March 2006 quarter, particularly with respect to drives for desktop applications, which is expected to continue in a more traditional pattern in the June 2006 quarter. Given the rate and unpredictability of product transitions and new product introductions in the consumer electronics market, we may experience significant variability in unit demand in future periods, which may be exacerbated by the highly seasonal nature of consumer electronics products generally.

Difficulty in Predicting Quarterly Demand—If we fail to predict demand accurately for our products in any quarter, we may not be able to recapture the cost of our investments.

The disc drive industry operates on quarterly purchasing cycles, with much of the order flow in any given quarter coming at the end of that quarter. Our manufacturing process requires us to make significant product-specific investments in inventory in each quarter for that quarter’s production. Because we typically receive the bulk of our orders late in a quarter after we have made our investments, there is a risk that our orders will not be sufficient to allow us to recapture the costs of our investment before the products resulting from that investment have become obsolete. We cannot assure you that we will be able to accurately predict demand in the future.

Other factors that may negatively impact our ability to recapture the cost of investments in any given quarter include:

•	our inability to reduce our fixed costs to match sales in any quarter because of our vertical manufacturing strategy, which means that we make more capital investments than we would if we were not vertically integrated;

•	the timing of orders from, and the shipment of products to, key customers;

•	unanticipated fluctuations in unit volume purchases from our customers, particularly our distributor customers who from time to time constitute a large portion of our total sales;

•	our product mix and the related margins of the various products;

•	accelerated reduction in the price of our disc drives due to technological advances and/or an oversupply of disc drives in the market, a condition that is exacerbated when the industry is served by multiple suppliers and shifting trends in demand which can create supply demand imbalances;

•	manufacturing delays or interruptions, particularly at our major manufacturing facilities in China, Malaysia, Singapore and Thailand;

•	variations in the cost of components for our products;

•	limited access to components that we obtain from a single or a limited number of suppliers;

•	the impact of changes in foreign currency exchange rates on the cost of producing our products and the effective price of our products to foreign consumers; and

•	operational issues arising out of the increasingly automated nature of our manufacturing processes.

Dependence on Supply of Equipment and Components—If we experience shortages or delays in the receipt of critical equipment or components necessary to manufacture our products, we may suffer lower operating margins, production delays and other material adverse effects.

The cost, quality and availability of components, certain equipment and raw materials used to manufacture disc drives and key components like media and heads are critical to our success. The equipment we use to manufacture our products and components is frequently custom made and comes from a few suppliers and the lead times required to obtain manufacturing equipment can be significant. Particularly important components for disc drives include read/write heads, recording media, ASICs, spindle motors, printed circuit boards and suspension assemblies. We rely on sole suppliers or a limited number of suppliers for some of these components, including recording media that we do not manufacture, ASICs, spindle motors, printed circuit boards and suspension assemblies. In the past, we have experienced increased costs and production delays when we were unable to obtain the necessary equipment or sufficient quantities of some components and/or have been forced to pay higher prices or make volume purchase commitments or advance deposits for some components, equipment or raw materials, such as precious metals, that were in short supply in the industry in general.

In addition, the recent increases in demand for small form factor mobile products have led to shortages in the components used in smaller form factor disc drives such as the glass substrates used to make the recording media for such drives. Increasing unit growth for 3.5-inch disc drives could also lead to constraints for the supply of aluminum media and substrates.

Historically, the technology sector specifically, and the economy generally have experienced economic pressure, which has resulted in consolidation among component manufacturers and may result in some component manufacturers exiting the industry or not making sufficient investments in research to develop new components.

If there is a shortage of, or delay in supplying us with, critical components, equipment or raw materials, then:

•	it is likely that our suppliers would raise their prices and, if we could not pass these price increases to our customers, our operating margin would decline;

•	we might have to reengineer some products, which would likely cause production and shipment delays, make the reengineered products more costly and provide us with a lower rate of return on these products;

•	we would likely have to allocate the components we receive to certain of our products and ship less of others, which could reduce our revenues and could cause us to lose sales to customers who could purchase more of their required products from manufacturers that either did not experience these shortages or delays or that made different allocations; and

•	we might be late in shipping products, causing potential customers to make purchases from our competitors and, thus, causing our revenue and operating margin to decline.

We cannot assure you that we will be able to obtain critical components in a timely and economic manner, or at all.

Importance of Reducing Operating Costs—If we do not reduce our operating expenses, we will not be able to compete effectively in our industry.

Our strategy involves, to a substantial degree, increasing revenue and product volume while at the same time reducing operating expenses. In this regard, we have engaged in ongoing, company-wide manufacturing efficiency activities intended to increase productivity and reduce costs. These activities have included closures and transfers of facilities, significant personnel reductions and efforts to increase automation. For example, in our fourth quarter of fiscal year 2004, we undertook significant restructuring activities to reduce the costs of our operations and we continue to look at opportunities for further cost reductions, which may result in additional restructuring activities in the future. We cannot assure you that our efforts will result in the increased profitability, cost savings or other benefits that we expect. Moreover, the reduction of personnel and closure of facilities may adversely affect our ability to manufacture our products in required volumes to meet customer demand and may result in other disruptions that affect our products and customer service. In addition, the transfer of manufacturing capacity of a product to a different facility frequently requires qualification of the new facility by some of our OEM customers. We cannot assure you that these activities and transfers will be implemented on a cost-effective basis without delays or disruption in our production and without adversely affecting our customer relationships and results of operations.

Industry Demand—Changes in demand for computer systems and storage subsystems has caused and may cause in the future a decline in demand for our products.

Our disc drives are components in computers, computer systems, storage subsystems and consumer electronics devices. The demand for these products has been volatile. In a weak economy, consumer spending tends to decline and retail demand for personal computers and consumer electronics devices tends to decrease, as does enterprise demand for computer systems and storage subsystems. During economic slowdowns such as the one that began in 2000, demand for disc drives, particularly in the enterprise sector was adversely impacted as a result of the weakened economy and because enterprises shifted their focus from making new equipment purchases to more efficiently using their existing information technology infrastructure through, among other things, adopting new storage architectures. Unexpected slowdowns in demand for computer systems and storage subsystems generally cause sharp declines in demand for disc drive products.

Additional causes of declines in demand for our products in the past have included announcements or introductions of major operating system or semiconductor improvements or changes in consumer preferences, such as the shift from desktop to notebook computers. We believe these announcements and introductions have from time to time caused consumers to defer their purchases and made inventory obsolete. Whenever an oversupply of disc drives causes participants in our industry to have higher than anticipated inventory levels, we experience even more intense price competition from other disc drive manufacturers than usual.

Dependence on Distributors—We are dependent on sales to distributors, which may increase price erosion and the volatility of our sales.

A substantial portion of our sales has been to distributors of desktop disc drive products. Product qualification programs in this distribution channel are limited, which increases the number of competing products that are available to satisfy demand, particularly in times of lengthening product cycles. As a result, purchasing decisions in this channel are based largely on price, terms and product availability. Sales volumes through this channel are also less predictable and subject to greater volatility than sales to our OEM customers. In the second half of fiscal year 2004, a number of disc drive manufacturers independently launched initiatives to improve the stability of the distribution channel, particularly with respect to the purchasing behavior of these distributors while other disc drive manufacturers have not launched such initiatives. These actions have further increased the uncertainty as to demand within this market segment. To the extent that distributors reduce their purchases of our products or prices decline significantly in the distribution channel, our results of operations would be adversely affected.

Longer Product Life Cycles—Lengthening of product life cycles can make planning product transitions difficult and may reduce the favorable impact of new product transitions.

In contrast to historical trends, based on our recent experience in the industry with respect to new product introductions, we believe that the current rate of growth in areal density is slowing from the rate of the last several years. We believe that this slowdown in the rate of growth in areal density will continue until a significant advance in technology for the electronic storage of data, such as perpendicular recording technology, becomes commercially available.

When the rate of growth in areal density slows, it may contribute to increased average price erosion to the extent historical price erosion patterns continue, a limitation in our ability to introduce new products at higher prices and lengthened product life cycles which permits competitors more time to enter the market for a particular type of disc drive. In addition, the lengthening of product life cycles can make planning product transitions more difficult. To the extent that we prematurely discontinue a product, or do not timely introduce new products, our operating results may be adversely affected.

Because the rate of growth in areal density is slowing, the favorable impact of new product introductions on our results of operations may be minimized. Historically, the introduction of new products generally has had a favorable impact on our results of operations both because the new products are introduced at higher prices than existing competitive offerings and because advances in areal density technology have enabled lower manufacturing costs through a reduction in components such as read/write heads and discs. However, in contrast to when the rate of growth in areal density is increasing, a slowing rate of growth in areal density can limit the cost benefits of new products because it is technologically more difficult to reduce the number of read/write heads and discs in a particular drive. In addition, given the environment of intense price competition, in the absence of significant capacity or reliability increases, it is difficult to obtain higher prices for new products.

Importance of Time-to-Market—Our operating results may depend on our being among the first-to-market and achieving sufficient production volume with our new products.

To achieve consistent success with our OEM customers, it is important that we be an early provider of new types of disc drives featuring leading, high-quality technology. Historically, our operating results have substantially depended upon our ability to be among the first-to-market with new product offerings. However, during a period of slowing areal density growth, such as we are in now, the importance of time-to-market may be less critical. Our market share and operating results in the future may be adversely affected, particularly if the rate of growth in areal density resumes its historical pattern, if we fail to:

•	consistently maintain our time-to-market performance with our new products;

•	produce these products in sufficient volume;

•	qualify these products with key customers on a timely basis by meeting our customers’ performance and quality specifications; or

•	achieve acceptable manufacturing yields, quality and costs with these products.

If delivery of our products is delayed, our OEM customers may use our competitors’ products to meet their production requirements. If the delay of our products causes delivery of those OEMs’ computer systems into which our products are integrated to be delayed, consumers and businesses may purchase comparable products from the OEMs’ competitors.

Moreover, we face the related risk that consumers and businesses may wait to make their purchases if they want to buy a new product that has been shipped or announced but not yet released. If this were to occur, we may be unable to sell our existing inventory of products that may have become less efficient and cost effective compared to new products. As a result, even if we are among the first-to-market with a given product, subsequent introductions or announcements by our competitors of new products could cause us to lose revenue and not achieve a positive return on our investment in existing products and inventory.

Dependence on Key Customers—We may be adversely affected by the loss of, or reduced, delayed or cancelled purchases by, one or more of our larger customers.

Some of our key customers, including Hewlett-Packard, Dell, EMC, IBM and Acer, account for a large portion of our disc drive revenue. We have longstanding relationships with many of our customers, however, if any of our key customers were to significantly reduce their purchases from us, our results of operations would be adversely affected. While sales to major customers may vary from period to period, a major customer that permanently discontinues or significantly reduces its relationship with us could be difficult to replace. In line with industry practice, new customers usually require that we pass a lengthy and rigorous qualification process at the customer’s cost. Accordingly, it may be difficult for us to attract new major customers. Additionally, mergers, acquisitions, consolidations or other significant transactions involving our customers generally entail risks to our business. If a significant transaction involving any of our key customers results in the loss of or reduction in purchases by these key customers, it could have a materially adverse effect on our business, results of operations, financial condition and prospects.

Dependence on Growth in Consumer Electronics Products—Our recent results have been materially benefited by significant growth in new consumer electronics products, which can experience significant volatility due to seasonal and other factors which could materially adversely impact our future results of operations.

Our recent results have been materially benefited by significant growth in new consumer electronics applications like digital video recorders and digital music players which are experiencing unexpected growth after the typically high demand holiday season. While this growth has enabled us to offset the traditional seasonal decline experienced in the March and June quarters of fiscal year 2005, the demand for consumer electronics products can be even more volatile and unpredictable than the demand for the compute products, which have been our traditional markets. This potential for unpredictable volatility is increased by the possibility of competing alternative storage technologies like flash memory, meeting the customers’ cost and capacity metrics, resulting in a rapid shift in demand from our products and disc drive technology, generally, to alternative storage technologies. Unpredictable fluctuations in demand for our products or rapid shifts in demand from our products to alternative storage technologies in new consumer electronics applications could materially adversely impact our future results of operations.

New Product Development and Technological Change—If we do not develop products in time to keep pace with technological changes, our operating results will be adversely affected.

Our customers have demanded new generations of disc drive products as advances in computer hardware and software have created the need for improved storage products with features such as increased storage capacity, improved performance and reliability of smaller form factors. We, and our competitors, have developed improved products, and we will need to continue to do so in the future. For fiscal years 2005, 2004 and 2003, we had product development expenses of $645 million, $666 million and $670 million, respectively. We cannot assure you that we will be able to successfully complete the design or introduction of new products in a timely manner, that we will be able to manufacture new products in sufficient volumes with acceptable manufacturing yields, that we will be able to successfully market these new products or that these products will perform to specifications on a long-term basis. In addition, the impact of slowing areal density growth may adversely impact our ability to be successful.

When we develop new products with higher capacity and more advanced technology, our operating results may decline because the increased difficulty and complexity associated with producing these products increases the likelihood of reliability, quality or operability problems. If our products suffer increases in failures, are of low quality or are not reliable, customers may reduce their purchases of our products and our manufacturing rework and scrap costs and service and warranty costs may increase. In addition, a decline in the reliability of our products may make us less competitive as compared with other disc drive manufacturers.

Economic Risks Associated with International Operations—Our international operations subject us to risks related to currency exchange fluctuations, longer payment cycles for sales in foreign countries, seasonality and disruptions in foreign markets, tariffs and duties, price controls, potential adverse tax consequences, increased costs, our customers’ credit and access to capital and health-related risks.

We have significant operations in foreign countries, including manufacturing facilities, sales personnel and customer support operations. We have manufacturing facilities in China, Malaysia, Northern Ireland, Singapore and Thailand, in addition to those in the United States. A substantial portion of our desktop disc drive assembly occurs in our facility in China.

Our international operations are subject to economic risks inherent in doing business in foreign countries, including the following:

•	Disruptions in Foreign Markets. Disruptions in financial markets and the deterioration of the underlying economic conditions in the past in some countries, including those in Asia, have had an impact on our sales to customers located in, or whose end-user customers are located in, these countries.

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Fluctuations in Currency Exchange Rates. Prices for our products are denominated predominately in U.S. dollars, even when sold to customers that are located outside the United States. Currency instability in Asia and other geographic markets may make our products more expensive than products sold by other manufacturers that are priced in the local currency. Moreover, many of the costs associated with our operations located outside the United States are denominated in local currencies. As a consequence, the increased strength of local currencies against the U.S. dollar in countries where we have foreign operations would result in higher effective operating costs and, potentially, reduced earnings. From time to time, fluctuations in foreign exchange rates have negatively affected our operations and profitability and there can be no assurance that these fluctuations will not adversely affect our operations and profitability in the future.

•	Longer Payment Cycles. Our customers outside of the United States are often allowed longer time periods for payment than our U.S. customers. This increases the risk of nonpayment due to the possibility that the financial condition of particular customers may worsen during the course of the payment period.

•	Seasonality. Seasonal reductions in the business activities of our customers during the summer months, particularly in Europe, typically result in lower earnings during those periods.

•	Tariffs, Duties, Limitations on Trade and Price Controls. Our international operations are affected by limitations on imports, currency exchange control regulations, transfer pricing regulations, price controls and other restraints on trade. In addition, the governments of many countries, including China, Malaysia, Singapore and Thailand, in which we have significant operating assets, have exercised and continue to exercise significant influence over many aspects of their domestic economies and international trade.

•	Potential Adverse Tax Consequences. Our international operations create a risk of potential adverse tax consequences, including imposition of withholding or other taxes on payments by subsidiaries.

•	Increased Costs. The shipping and transportation costs associated with our international operations are typically higher than those associated with our U.S. operations, resulting in decreased operating margins in some foreign countries.

•	Credit and Access to Capital Risks. Our international customers could have reduced access to working capital due to higher interest rates, reduced bank lending resulting from contractions in the money supply or the deterioration in the customer’s or its bank’s financial condition, or the inability to access other financing.

Political Risks Associated with International Operations—Our international operations subject us to risks related to political unrest and terrorism.

We have manufacturing facilities in parts of the world that periodically experience political unrest. This could disrupt our ability to manufacture important components as well as cause interruptions and/or delays in our ability to ship components to other locations for continued manufacture and assembly. Any such delays or interruptions could result in delays in our ability to fill orders and have an adverse effect on our results of operation and financial condition. U.S. and international responses to the terrorist attacks on September 11, 2001, the ongoing hostilities in Afghanistan and Iraq and the risk of hostilities elsewhere in the world could exacerbate these risks.

Legal and Operational Risks Associated with International Operations—Our international operations subject us to risks related to staffing and management, legal and regulatory requirements and the protection of intellectual property.

Operating outside of the United States creates difficulties associated with staffing and managing our international manufacturing facilities, complying with local legal and regulatory requirements and protecting our intellectual property. We cannot assure you that we will continue to be found to be operating in compliance with applicable customs, currency exchange control regulations, transfer pricing regulations or any other laws or regulations to which we may be subject. We also cannot assure you that these laws will not be modified.

Potential Loss of Licensed Technology—The closing of the November 2000 transactions may have triggered change of control or anti-assignment provisions in some of our license agreements, which could result in a loss of our right to use licensed technology.

We have a number of cross-licenses with third parties that enable us to manufacture our products free from any infringement claims that might otherwise be made by these third parties against us. A number of these licenses contain change of control or anti-assignment provisions. We have taken steps to transfer these licenses in connection with the closing of the November 2000 transactions; however, we cannot assure you that these transfers will not be challenged. For example, Papst Licensing GmbH, IBM and Hitachi initially took the position that their license agreements did not transfer to our new business entities. Subsequently, we entered into new license agreements with IBM and Hitachi in December 2001. In September 2002, we settled a broader dispute with Papst that also resolved the claim by Papst that its license agreement was not properly transferred.

We received a letter dated November 19, 2002 from Read-Rite Corporation asserting that we do not currently have a license to its patented technology and that our disc drive products infringe at least two of its patents. We have since received additional letters from Read-Rite Corporation making the same claims. Seagate Technology, Inc. entered into a Patent Cross License Agreement dated December 31, 1994, which covered the two patents referenced in the November 19, 2002 letter, as well as other intellectual property of Read-Rite Corporation. Prior to the November 19, 2002 letter, Read-Rite Corporation had not responded to our efforts to confirm that under the Patent Cross License Agreement we were entitled to a new license agreement in our own name and on materially the same terms as the 1994 agreement. In order to clarify the parties’ rights under the Patent Cross License Agreement, we filed a declaratory judgment action on May 7, 2003 in the Superior Court of California, County of Santa Clara, seeking a declaration that we are entitled to a cross-license, effective as of November 22, 2000, under terms substantially identical to those contained in the Patent Cross License Agreement. On June 11, 2003, Read-Rite Corporation answered the complaint putting forward a general denial and asserting various affirmative defenses. On June 17, 2003, Read-Rite Corporation filed a voluntary petition for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code. Upon notice, our declaratory judgment action has been stayed. On July 23, 2003, the U.S. Bankruptcy Court approved Western Digital Corporation’s bid to acquire the assets of Read-Rite Corporation, including the intellectual property that was the subject of Read-Rite’s dispute with us, in a transaction that closed on July 31, 2003. In the Bankruptcy Court, we objected to the Chapter 7 Trustee’s assumption and assignment to Western Digital of the Patent Cross-License Agreement. On November 14, 2003, the Bankruptcy Trustee made a motion, continued from time to time, to assume or reject certain Read-Rite executory contracts, rejecting the Patent Cross-License Agreement. On November 12, 2004, we filed our election to retain the benefits of the Patent Cross-License Agreement to the extent permitted by Section 365(n) of the U.S. Bankruptcy Code. The Chapter 7 Trustee and Western Digital opposed our election to retain the benefits of the license. On March 29, 2005, we reached agreement with the Bankruptcy Trustee, subject to Bankruptcy Court approval, to allow us to retain the benefits of the Patent Cross-License in exchange for us withdrawing our proof of claim against the bankruptcy estate. Western Digital objected to that settlement. On July 7, 2005, the Bankruptcy Trustee filed a motion to approve settlement of all bankruptcy disputes with Western Digital and indicated that he no longer supported the agreement we reached with him. Pursuant to this motion, the Bankruptcy Trustee sought approval to appoint Western Digital as the estate’s attorney in fact involving our election to retain the benefits of the Patent Cross-License Agreement. Thereafter, we, the Bankruptcy Trustee, and Western Digital stipulated to the Trustee’s withdrawal of his motion to approve the Seagate settlement. At a hearing on July 27, 2005, the Bankruptcy Court approved the Western Digital settlement and set a hearing for September 27, 2005 on our 365(n) election to retain the benefits of the Patent Cross-License Agreement. At the end of the September 27, 2005 hearing, the court requested additional briefing. On December 20, 2005, the Bankruptcy Court rejected our 365(n) election, ruling that we were not entitled to retain the benefits of the Patent Cross-License.

On December 28, 2005, we filed a Notice of Appeal to the U.S. District Court for the Northern District of California. Briefing on the appeal was completed in late April 2006.

To the extent that third party cross-licenses, including the Patent Cross License Agreement dated December 31, 1994 between Read-Rite Corporation and Seagate Technology, Inc., are deemed not to have been properly transferred to us in the November 2000 transactions, our inability to either obtain new licenses or transfer existing licenses could result in delays in product development or prevent us from selling our products until equivalent substitute technology can be identified, licensed and/or integrated or until we are able to substantially engineer our products to avoid infringing the rights of third parties. We might not be able to renegotiate agreements, be able to obtain necessary licenses in a timely manner, on acceptable terms, or at all, or be able to re-engineer our products successfully. Moreover, the loss of or inability to extend any of these licenses would increase the risk of infringement claims being made against us, which claims could have a material adverse effect on our business.

Risk of Intellectual Property Litigation—Our products may infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products.

We cannot be certain that our products do not and will not infringe issued patents or other intellectual property rights of others. Historically, patent applications in the United States and some foreign countries have not been publicly disclosed until the patent is issued, and we may not be aware of currently filed patent applications that relate to our products or technology. If patents are later issued on these applications, we may be liable for infringement. We may be subject to legal proceedings and claims, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by us, or our licensees in connection with their use of our products. We are currently subject to a suit by Convolve, Inc. and the Massachusetts Institute of Technology and a suit pending in Nanjing, China. In addition, as noted above, Read-Rite Corporation, in a letter dated November 19, 2002 and in correspondence after that date, asserted that we do not currently have a license to Read-Rite Corporation patented technology and that our disc drive products infringe at least two Read-Rite Corporation patents.

Intellectual property litigation is expensive and time-consuming, regardless of the merits of any claim, and could divert our management’s attention from operating our business. In addition, intellectual property lawsuits are subject to inherent uncertainties due to the complexity of the technical issues involved, and we cannot assure you that we will be successful in defending ourselves against intellectual property claims. Moreover, software patent litigation has increased due to the current uncertainty of the law and the increasing competition and overlap of product functionality in the field. If we were to discover that our products infringe the intellectual property rights of others, we would need to obtain licenses from these parties or substantially reengineer our products in order to avoid infringement. We might not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to reengineer our products successfully. Moreover, if we are sued for infringement and lose the suit, we could be required to pay substantial damages and/or be enjoined from using or selling the infringing products or technology. Any of the foregoing could cause us to incur significant costs and prevent us from selling our products.

Dependence on Key Personnel—The loss of some key executive officers and employees could negatively impact our business prospects.

Our future performance depends to a significant degree upon the continued service of key members of management as well as marketing, sales and product development personnel. The loss of one or more of our key personnel would have a material adverse effect on our business, operating results and financial condition. We believe our future success will also depend in large part upon our ability to attract, retain and further motivate highly skilled management, marketing, sales and product development personnel. All of the incentive compensation provided to our senior management at the time of the privatization vested as of November 2004. We may not be able to provide our senior management with adequate additional incentives to remain employed by us after this time. We have experienced intense competition for personnel, and we cannot assure you that we will be able to retain our key employees or that we will be successful in attracting, assimilating and retaining personnel in the future.

System Failures—System failures caused by events beyond our control could adversely affect computer equipment and electronic data on which our operations depend.

Our operations are dependent upon our ability to protect our computer equipment and the information stored in our databases from damage by, among other things, earthquake, fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. As our operations become more automated and increasingly interdependent, our exposure to the risks posed by these types of events will increase. A significant part of our operations is based in an area of California that has experienced power outages and earthquakes and is considered seismically active. We do not have a contingency plan for addressing the kinds of events referred to in this paragraph that would be sufficient to prevent system failures and other interruptions in our operations that could have a material adverse effect on our business, results of operations and financial condition.

SOX 404 Compliance—While we believe that we currently have adequate internal control procedures in place, we are still exposed to future risks of non-compliance and will continue to incur costs associated with Section 404 of the Sarbanes-Oxley Act of 2002.

We have completed the evaluation of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Although our assessment, testing, and evaluation resulted in our conclusion that as of July 1, 2005, our internal controls over financial reporting were effective, we cannot predict the outcome of our testing in future periods. If our internal controls are ineffective in future periods, our financial results or the market price of our shares could be adversely affected. We will incur additional expenses and commitment of management’s time in connection with further evaluations.

Ownership of Our Common Shares by Certain Equity Investors— In early January 2006, New SAC completed the planned distributions of our common shares to its shareholders. As a result of these distributions, affiliates of Silver Lake Partners, Texas Pacific Group and August Capital own a large number of our common shares. Three of our directors are affiliated with these equity investors and therefore have influence over corporate actions.

Three of our directors are affiliated with Silver Lake Partners and August Capital and therefore have influence over matters such as our business, policies and affairs; and the nomination for election of our directors and other matters submitted to our shareholders. For as long as these directors serve on our board of directors, they may continue to retain influence over us, even now that New SAC has distributed all of its shares in us. These equity investors may decide not to enter into a transaction in which you would receive consideration for your common shares that is much higher than the cost to you or the then-current market price of those shares. In addition, these equity investors could elect to sell a large interest in us and you may receive less than the then-current fair market value or the price you paid for your shares. Any decision regarding their ownership of us that these equity investors may make at some future time will be in their absolute discretion.

Future Sales—Additional sales of our common shares by certain equity investors or our employees or issuances by us in connection with future acquisitions or otherwise could cause the price of our common shares to decline.

If certain equity investors sell a substantial number of our common shares in the future, the market price of our common shares could decline. The perception among investors that these sales may occur could produce the same effect. Such equity investors have rights, subject to specified conditions, to require us to file registration statements covering common shares or to include common shares in registration statements that we may file. Specifically, any of Silver Lake Partners, Texas Pacific Group or August Capital can unilaterally require that we file registration statements covering common shares held by them. By exercising their registration rights and selling a large number of common shares, any of these equity investors could cause the price of our common shares to decline. Furthermore, if they were to include common shares in a registration statement initiated by us, those additional shares could impair our ability to raise needed capital by depressing the price at which we could sell our common shares.

New SAC has disposed of all of its shares in us through quarterly and monthly staged distributions to its more than 200 shareholders. In particular, New SAC made quarterly distributions of 25 million of our common shares owned by it to the New SAC shareholders beginning in the spring of 2005 and continuing for the next three quarters thereafter, for a total distribution in this manner of approximately 100 million common shares through January 2006. Absent registration, these distributed shares will be illiquid and not eligible for re-sale in the public markets under Rule 144 until 12 months from the date of their distribution out of New SAC. The first of these quarterly distributed shares became eligible for resale under Rule 144 on May 16, 2006. The equity investors with the power to request registration of these shares have consented to an agreement among themselves not to do so until August 2006.

In addition to the distributions described in the previous paragraph, New SAC distributed approximately 50 million of our common shares by making monthly distributions of approximately 10 million of our common shares to New SAC shareholders from September 2005 through January 2006. Offers to the public by the selling shareholders named in the post-effective amendment to our registration statement on Form S-3 of the approximately 50 million common shares distributed by New SAC on a monthly basis may be made pursuant to the post-effective amendment to our registration statement on Form S-3. Two of the above-mentioned equity investors, Silver Lake Partners and Texas Pacific Group, sold 26,737,880 of our common shares in January 2006. Any additional sales by former New SAC shareholders, their transferees or distributees could cause the market price of our common shares to decline.

One component of our business strategy is to make acquisitions. In the event of any future acquisitions, we could issue additional common shares, which would have the effect of diluting your ownership percentage of the common shares and could cause the price of our common shares to decline. For example, we recently issued approximately 98 million of our common shares in connection with our acquisition of Maxtor Corporation.

Volatile Public Markets—The price of our common shares may be volatile and could decline significantly.

The stock market in general, and the market for technology stocks in particular, has recently experienced volatility that has often been unrelated to the operating performance of companies. If these market or industry-based fluctuations continue, the trading price of our common shares could decline significantly independent of our actual operating performance, and you could lose all or a substantial part of your investment. The market price of our common shares could fluctuate significantly in response to several factors, including among others:

•	actual or anticipated variations in our results of operations;

•	announcements of innovations, new products or significant price reductions by us or our competitors;

•	our failure to meet the performance estimates of investment research analysts;

•	the timing of announcements by us or our competitors of significant contracts or acquisitions;

•	general stock market conditions;

•	the occurrence of major catastrophic events;

•	changes in financial estimates by investment research analysts; and

•	the sale of our common shares held by certain equity investors or members of management.

Failure to Pay Quarterly Dividends—Our failure to pay quarterly dividends to our common shareholders could cause the market price of our common shares to decline significantly.

We paid quarterly dividends of $0.08 per share on each of August 19, 2005, November 18, 2005, February 17, 2006 and May 19, 2006 to our common shareholders of record as of August 5, 2005, November 4, 2005, February 3, 2006 and May 5, 2006, respectively.

Our ability to pay quarterly dividends will be subject to, among other things, general business conditions within the disc drive industry, our financial results, the impact of paying dividends on our credit ratings, and legal and contractual restrictions on the payment of dividends by our subsidiaries to us or by us to our common shareholders, including restrictions imposed by the covenants contained in the indenture governing our senior notes and the credit agreement governing our senior unsecured revolving line of credit. Any reduction or discontinuation of quarterly dividends could cause the market price of our common shares to decline significantly. Our payment of dividends may also result in a conversion rate adjustment under the notes. Moreover, in the event our payment of quarterly dividends is reduced or discontinued, our failure or inability to resume paying dividends at historical levels could result in a persistently low market valuation of our common shares.

Potential Governmental Action—Governmental action against companies located in offshore jurisdictions may lead to a reduction in the demand for our common shares.

Recent federal and state legislation has been proposed, and additional legislation may be proposed in the future which, if enacted, could have an adverse tax impact on either Seagate or its shareholders. For example, the eligibility for favorable tax treatment of taxable distributions paid to U.S. shareholders of Seagate as qualified dividends could be eliminated.

Securities Litigation—Significant fluctuations in the market price of our common shares could result in securities class action claims against us.

Significant price and value fluctuations have occurred with respect to the publicly traded securities of disc drive companies and technology companies generally. The price of our common shares is likely to be volatile in the future. In the past, following periods of decline in the market price of a company’s securities, class action lawsuits have often been pursued against that company. If similar litigation were pursued against us, it could result in substantial costs and a diversion of management’s attention and resources, which could materially adversely affect our results of operations, financial condition and liquidity.

If Maxtor fails to maintain an effective system of internal controls over financial reporting, it could affect the quality of Seagate’s financial statements.

In its Report on Form 10-Q for the period ended October 1, 2005, Maxtor reported that material weaknesses had previously been identified in its internal controls over financial reporting as disclosed in its annual report on Form 10-K/A for the fiscal year ended December 27, 2003 filed on February 22, 2005 and subsequent periodic filings. Specifically, material weaknesses were identified with respect to its financial statement close process, including its review of complex, non-routine transactions. These material weaknesses contributed to post-closing adjustments and the resulting need to amend its financial statements. Its amendment of previously released financial statements could diminish public confidence in the reliability of its or Seagate’s financial statements, which could harm our business. In addition, Maxtor has had three chief executive officers and five chief financial officers since the beginning of 2003. Maxtor stated that it could not assure investors that it will not in the future identify further material weaknesses or significant deficiencies in its internal controls over financial reporting. In its Report on Form 10-K for the fiscal year ended December 31, 2005, Maxtor reported that its internal controls over financial reporting are effective.

If we pay cash dividends on our common shares, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay cash dividends on Seagate common shares, an adjustment to the conversion rate will result, and you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. See “Certain United States Federal Income and Estate Tax Consequences.”

Conversion of the Notes will require U.S. holders to recognize taxable gain or loss.

Upon the conversion of a Note into cash and Seagate common shares, if any, a U.S. holder generally will be required to recognize taxable gain or loss equal to the difference between the fair market value of the Seagate common shares, if any, and cash received upon such conversion and such holder’s adjusted tax basis in the Note being converted. Prospective investors should carefully review the information regarding tax considerations relevant to an investment in the Notes set forth under “Certain United States Federal Income and Estate Tax Consequences” and are also urged to consult their own tax advisors prior to investing in the Notes.

USE OF PROCEEDS

Neither Maxtor nor Seagate will receive any proceeds from the sale by any selling securityholders of the Notes or the common shares issuable upon conversion of the Notes.

DIVIDEND POLICY

The holders of Seagate common shares are entitled to receive such dividends as may be declared by Seagate’s board of directors. Dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States, subject to a statutory solvency test.

SEAGATE TECHNOLOGY AND ITS PREDECESSOR

RATIO OF EARNINGS TO FIXED CHARGES

The following summary is qualified by the more detailed information and historical consolidated financial statements, including the Notes to those financial statements, appearing in the computation table found in Exhibit 12.1, appearing elsewhere, or incorporated by reference in this prospectus.

	Seagate Technology							Predecessor
	Nine Months Ended		Fiscal Year Ended				Nov. 23 2000 to June 29, 2001	July 1, 2000 to Nov. 22, 2000
	Mar. 31, 2006	Apr. 1, 2005	July 1, 2005	July 2, 2004	June 27, 2003	June 28, 2002
Ratio of earnings to fixed charges	24.2x	11.6x	14.1x	8.8x	12.6x	3.8x	(2)	(1)
Supplemental combined pro forma ratio of earnings to fixed charges	14.9x		5.3x

(1)	The ratio coverage was less than 1:1 due to a deficiency of earnings to fixed charges of $618 million.
(2)	The ratio coverage was less than 1:1 due to a deficiency of earnings to fixed charges of $101 million.

MAXTOR CORPORATION

RATIO OF EARNINGS TO FIXED CHARGES

The following summary is qualified by the more detail information and historical consolidated financial statements, including the Notes to those financial statements, appearing in the computation table found in Exhibit 12.2, appearing elsewhere, or incorporated by reference in this prospectus.

			Years Ended
	Q1’06		2005		2004		2003	2002		2001
Ratio of earnings to fixed charges	—	(1)	—	(2)	—	(3)	3.5	—	(4)	—	(5)

(1)	The ratio coverage was less than 1:1 due to a deficiency of earnings to fixed charges of $101.7 million
(2)	The ratio coverage was less than 1:1 due to a deficiency of earnings to fixed charges of $41.2 million.
(3)	The ratio coverage was less than 1:1 due to a deficiency of earnings to fixed charges of $183.7 million.
(4)	The ratio coverage was less than 1:1 due to a deficiency of earnings to fixed charges of $260.2 million.
(5)	The ratio coverage was less than 1:1 due to a deficiency of earnings to fixed charges of $565.2 million.

DESCRIPTION OF THE NOTES

Maxtor issued the Notes under an indenture dated as of August 15, 2005, entered into between Maxtor and U.S. Bank National Association, a national banking association, as trustee. Maxtor entered into a supplemental indenture with Seagate and U.S. Bank National Association dated as of May 19, 2006. U.S. Bank National Association also acts as the initial paying agent, conversion agent and calculation agent for the Notes. The terms of the Notes include those provided in the indenture, the supplemental indenture and the registration rights agreement, which Maxtor entered into with the initial purchasers of the Notes.

The following description is only a summary of the material provisions of the Notes, the indenture, the supplemental indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of the Notes.

Brief Description of the Notes

The Notes being sold by the selling securityholders pursuant to this prospectus:

•	are $326,000,000 in aggregate principal amount;

•	were offered and sold to investors at 100% of their principal amount;

•	bear cash interest at a rate of 2.375% per annum, payable on each February 15 and August 15;

•	bear additional cash interest, which we refer to as “liquidated damages,” if Maxtor fails to comply with certain obligations as set forth below under “—Registration Rights;”

•	were issued only in minimum denominations of $2,000 principal amount and integral multiples of $1,000 thereof;

•	are general unsecured obligations of Maxtor, ranking equally with all of its other obligations that are unsecured and unsubordinated; as indebtedness of Maxtor, the Notes will be effectively subordinated to all indebtedness and liabilities of its subsidiaries;

•	are unconditionally guaranteed by Seagate and are general unsecured, senior obligations of Seagate, ranking equally in right of payment with all existing and future unsecured senior indebtedness of Seagate;

•	are convertible, upon certain specified events, at a conversion rate of 56.6503 shares per $1,000 principal amount of Notes (equivalent to conversion price of approximately $17.65 per share), subject to adjustments as described under “—Conversion Rights—Conversion Rate Adjustments;”

•	are redeemable at Maxtor’s option in whole or in part for cash upon not less than 30 days nor more than 60 days notice before the redemption date at any time beginning on August 20, 2010 for a price equal to 100.68% of the principal amount of the Notes and on or after August 15, 2011 for a price equal to 100.34% of the principal amount of the Notes, in each case plus interest, as set forth under “—Optional Redemption by Maxtor;”

•	entitle the holders to require Maxtor to repurchase the Notes upon a fundamental change, as set forth under “—Fundamental Change Requires Maxtor to Repurchase Notes at the Option of the Holder;” and

•	are due on August 15, 2012, unless earlier converted, redeemed by Maxtor at its option or repurchased by Maxtor at your option.

The indenture does not contain any financial covenants and does not restrict Seagate or Maxtor from paying dividends, incurring additional indebtedness or issuing or repurchasing its other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change of control of Maxtor or Seagate, except to the extent described under “—Conversion Rights—Fundamental Change Requires Maxtor to Repurchase Notes at the Option of the Holder” and “—Conversion Rights—Make Whole Amount and Public Acquirer Change of Control” below.

No sinking fund is provided for the Notes, and the Notes will not be subject to defeasance. The Notes have been issued only in registered form, without coupons, in minimum denominations of $2,000 principal amount and integral multiples of $1,000 thereof.

You may present definitive Notes for conversion, registration of transfer and exchange at Maxtor’s office or agency in New York City, which shall initially be the office of U.S. Bank Trust National Association, an affiliate of the trustee, currently located at 100 Wall Street, Suite 1600, New York, New York 10005. For information regarding conversion, registration of transfer and exchange of global Notes, see “—Form, Denomination and Registration.” No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Maxtor may from time to time repurchase the Notes in open market purchases or negotiated transactions without prior notice to holders.

Guarantee

Seagate has irrevocably and unconditionally guaranteed on an unsecured senior basis the performance and full and punctual payment when due, whether at stated maturity, by acceleration or otherwise, all obligations of Maxtor under the indenture and the Notes (including liquidated damages).

The guarantee is a general unsecured senior obligation of Seagate, ranks equally in right of payment with all existing and future senior indebtedness of Seagate and is senior in right of payment to all existing and future subordinated obligations of Seagate. The guarantee is also effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables and lease obligations, if any, of each of the subsidiaries of Seagate.

Interest

The Notes bear interest at a rate of 2.375% per annum from August 15, 2005. Maxtor will pay interest semiannually on February 15 and August 15 of each year, to the holders of record at the close of business on the preceding February 1 and August 1, respectively. There are two exceptions to the preceding sentence:

•	In general, Maxtor will not pay accrued and unpaid interest on any Notes that are converted into Seagate common shares. Instead, accrued interest will be deemed paid by the common shares received by holders on conversion, rather than cancelled, extinguished or forfeited. If a holder of Notes converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder will receive on that interest payment date accrued and unpaid interest on those Notes, notwithstanding the holder’s conversion of those Notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that holder surrenders Notes for conversion, the holder must pay to Maxtor an amount equal to the interest that will be paid on the related interest payment date. The preceding sentence does not apply, however, if (1) Maxtor has specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date, (2) Maxtor has specified a repurchase date following a fundamental change that is during such period or (3) any overdue interest exists at the time of conversion with respect to the Notes converted. Accordingly, under those circumstances, a holder of Notes who chooses to convert those Notes on a date that is after a record date but prior to the corresponding interest payment date, will not be required to pay Maxtor, at the time that holder surrenders those Notes for conversion, the amount of interest it will receive on the interest payment date.

•	Maxtor will pay interest to a person other than the holder of record on the record date if holders elect to require Maxtor to repurchase the Notes on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, Maxtor will pay accrued and unpaid interest on the Notes being redeemed or repurchased to, but not including, the redemption or repurchase date to the same person to whom Maxtor pays the principal of those Notes.

Except as provided below, Maxtor will pay interest on:

•	global Notes to the Depository Trust Company, or DTC, in immediately available funds;

•	any definitive Notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those Notes; and

•	any definitive Notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those Notes.

At maturity Maxtor will pay interest on the definitive Notes at its office or agency in New York City, which initially will be the office of U.S. Bank Trust National Association, an affiliate of the trustee. Maxtor will make payments of interest at maturity on global Notes to DTC, in immediately available funds.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights

General

Subject to the conditions and during the periods described below, holders may convert their Notes into cash and Seagate common shares, if any, at a current conversion rate of 56.6503 Seagate common shares per $1,000 principal amount of Notes, unless previously purchased. This is equivalent to a conversion price of approximately $17.65 per common share.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as set forth in “—Conversion Rate Adjustments” below. A holder may convert fewer than all of such holder’s Notes so long as the Notes converted are a multiple of $1,000 principal amount.

Upon conversion of a Note, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and Seagate will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of cash and common shares, if any, into which the Note is convertible will be deemed to satisfy our obligations with respect to such Note. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment to a holder of receiving Seagate common shares upon conversion, see “Certain United States Federal Income and Estate Tax Consequences—Conversion of Notes.”

Holders of Notes at the close of business on a regular record date will receive a payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such Notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the Notes; provided, however, that no such payment need be made (1) if Maxtor has specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if Maxtor has specified a purchase date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.

If a holder converts Notes, Maxtor will pay any documentary, stamp or similar issue or transfer tax due on the issue of Seagate common shares upon the conversion, if any, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable duly completed conversion notice, together, if the Notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The conversion agent will, on the holder’s behalf, convert the Notes into cash and common shares, if any. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through the Depository Trust Company, New York, New York, or DTC, for the number of full Seagate common shares into which any Notes are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date. The trustee will initially act as the conversion agent.

If a holder has already delivered a purchase notice as described under “—Fundamental Change Requires Maxtor to Repurchase Notes at the Option of the Holder” with respect to a Note, however, the holder may not surrender that Note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

Make Whole Amount and Public Acquirer Change of Control

If a transaction described in clause (2) of the definition of change of control (as set forth under “—Fundamental Change Requires Maxtor to Repurchase Notes at the Option of the Holder”) occurs and a holder elects to convert its Notes in connection with such transaction, as described under “—Conversion Upon Specified Corporate Transactions,” Seagate will increase the applicable conversion rate for the Notes surrendered for conversion by a number of additional Seagate common shares (the “additional shares”), as described below.

The number of additional shares will be determined by reference to the table below and is based on the date on which such change of control transaction becomes effective (the “effective date”) and the price (the “share price”) paid per Seagate common share in such transaction. If the holders of Seagate common shares receive only cash in the change of control transaction, the share price shall be the cash amount paid per share. Otherwise the share price shall be the average of the sale prices of Seagate common shares on the 10 consecutive trading days up to but not including the effective date.

The share prices set forth in the first row of the table (i.e., the column headers), will be adjusted as of any date on which the conversion rate of the Notes is adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted. Seagate’s obligation to deliver the additional shares will be subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the share price and number of additional shares to be received per $1,000 principal amount of Notes:

Effective Date	$14.35	$14.86	$16.22	$17.57	$18.92	$20.27	$21.62	$22.97	$27.03	$32.43	$37.84	$43.24	$48.65	$54.05
August 15, 2005	13.03	12.32	10.66	9.34	8.27	7.39	6.66	6.04	4.68	3.57	2.87	2.39	2.05	1.80
August 15, 2006	12.71	11.95	10.20	8.82	7.71	6.82	6.08	5.46	4.13	3.07	2.44	2.02	1.72	1.51
August 15, 2007	12.24	11.41	9.55	8.10	6.96	6.04	5.30	4.70	3.43	2.47	1.92	1.58	1.34	1.17
August 15, 2008	11.51	10.60	8.58	7.05	5.88	4.95	4.23	3.66	2.51	1.72	1.31	1.07	0.91	0.80
August 15, 2009	10.32	9.28	7.03	5.39	4.20	3.31	2.65	2.16	1.30	0.83	0.63	0.52	0.46	0.40
August 15, 2010	8.45	6.89	3.37	0.92	0	0	0	0	0	0	0	0	0	0
August 15, 2011	9.98	8.08	3.80	0.48	0	0	0	0	0	0	0	0	0	0
August 15, 2012	13.03	10.62	5.02	0.27	0	0	0	0	0	0	0	0	0	0

The exact share price and effective dates may not be set forth on the table, in which case:

1. if the share price is between two share price amounts on the table or the effective date is between two dates on the table, the additional premium will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365 day year;

2. if the share price is equal to or in excess of $54.06 per share (subject to adjustment), no additional shares will be issued upon conversion; and

3. if the share price is less than $14.35 per share (the closing price of Maxtor common stock on August 9, 2005, the date of initial offering of the Notes, as adjusted for the merger with Seagate and subject to further adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of additional common shares issuable upon conversion exceed 13.03 per $1,000 principal amount of Notes, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Seagate’s obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Notwithstanding the foregoing, and in lieu of adjusting the conversion rate as set forth above, in the case of a “public acquirer change of control” (as defined below) we may elect that, from and after the effective date of such public acquirer change of control, the right to convert a Note will be changed into a right to convert a Note into a number of shares of “acquirer common stock” (as defined below). Within 30 days after the occurrence of a fundamental change that is a public acquirer change of control, we will give notice of such event and we will specify whether we have elected to change the conversion right in lieu of increasing the conversion rate.

If we make this election, then we will adjust the conversion obligation such that, from and after the effective time of the public acquirer change of control, the right to convert a Note will be changed into a right to convert into cash and, if applicable, shares of acquirer common stock, if any, in the same manner and on the same basis as described below under “—Conversion Settlement.” The conversion rate following the effective date of such transaction will be a number of shares of acquirer common stock equal to the product of:

•	the conversion rate in effect immediately prior to the effective date of such change of control, times

•	the average of the quotients obtained, for each trading day in the 10 consecutive trading day period commencing on the trading day next succeeding the effective date of such public acquirer change of control (the “valuation period”), of:

(i) the “acquisition value” of Seagate common shares on each such trading day in the valuation period, divided by

(ii) the closing sale price of the acquirer common stock on each such trading day in the valuation period.

The “acquisition value” of Seagate common shares means, for each trading day in the valuation period, the value of the consideration paid per Seagate common share in connection with such public acquirer change of control, as follows:

•	for any cash, 100% of the face amount of such cash,

•	for any acquirer common stock, 100% of the closing sale price of such acquirer common stock on each such trading day; and

•	for any other securities, assets or property, 98% of the fair market value of such security, asset or property on each such trading day, as determined by two independent nationally recognized investment banks selected by the trustee for this purpose.

After the adjustment of the conversion rate in connection with a public acquirer change of control, the conversion rate will be subject to further similar adjustments in the event that any of the events described above occur thereafter. If we elect to change the conversion right as described above, the change in the conversion right will apply to all holders from and after the effective time of the public acquirer change of control, and not just those holders, if any, that convert their notes in connection with the public acquirer change of control.

A “public acquirer change of control” is any transaction described in clause (2) of the definition of change control below where the acquirer, or any entity that it is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such acquirer’s capital stock that are entitled to vote generally in the election of directors, but in each case other than us, has a class of common stock (or American Depositary Shares) traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such change of control. We refer to such acquirer’s or other entity’s class of common stock (or American Depositary Shares) traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change as the “acquirer common stock.”

Conditions to Conversion

On or after May 15, 2012, holders may submit their Notes for conversion at any time. Prior to May 15, 2012, holders may submit their Notes for conversion only under the circumstances described below.

Conversion Upon Satisfaction of Sale Price Condition

A holder may surrender any of its Notes for conversion into cash and Seagate common shares, if any, in any calendar quarter (and only during such calendar quarter) if the sale price of our common shares, for at least 20 consecutive trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, is greater than or equal to 110% of the applicable conversion price per Seagate common share on such last trading day.

The “sale price” of Seagate common shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in transactions for the principal U.S. securities exchange on which our common shares are traded or, if Seagate common shares are not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. The sale price will be determined without reference to after-hours or extended market trading.

If Seagate common shares are not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “sale price” will be the last quoted bid price for Seagate common shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

If Seagate common shares are not so quoted, the “sale price” will be the average of the mid-point of the last bid and asked prices for Seagate common shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. If we are unable to obtain such bids, then Seagate’s Board of Directors will make a good faith determination of the “sale price” which shall be conclusive.

“Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if Seagate common shares are not then listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which Seagate common shares are then listed or, if Seagate common shares are not then listed on a national or regional securities exchange, on the Nasdaq National Market or, if Seagate common shares are not then quoted on the Nasdaq National Market, on the principal other market on which Seagate common shares are then traded.

Conversion Upon Satisfaction of Trading Price Condition

A holder may surrender Notes for conversion into cash and Seagate common shares, if any, prior to maturity during the five business days immediately following any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes (as determined following a request by a holder of the Notes in accordance with the procedures described below) for each day of such measurement period was less than 100% of the product of the sale price of Seagate common shares and the conversion rate.

The “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the trustee for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers Maxtor selects, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from a nationally recognized securities dealer then the trading price per $1,000 principal amount of the Notes will be deemed to be less than 100% of the product of the sale price of Seagate common shares and the conversion rate.

The trustee shall have no obligation to determine the trading price of the Notes unless Maxtor has requested such determination; and Maxtor shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of the Notes would be less than 100% of the product of the sale price of Seagate common shares and the conversion rate; at which time, Maxtor shall instruct the trustee to determine the trading price of the Notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 100% of the product of the sale price of Seagate common shares and the conversion rate.

Conversion Upon Notice of Redemption

Holders of Notes that Maxtor calls for redemption may convert those Notes into cash and shares, if any, of Seagate common shares at any time prior to the close of business on the business day immediately preceding the redemption date, even if the Notes are not otherwise convertible at such time. If a holder already has delivered a repurchase notice with respect to a Note, however, the holder may not surrender that Note for conversion until the holder has withdrawn the repurchase notice in accordance with the indenture.

Conversion Upon Specified Corporate Transactions

Conversions Upon Certain Distributions. If Seagate elects to:

•	distribute to all holders of Seagate common shares rights, that are exercisable for not more than 45 days, entitling them to purchase shares of Seagate common shares at less than the sale price of a share of Seagate common shares on the trading day immediately preceding the declaration date of the distribution, or

•	distribute to all holders of Seagate common shares our assets, debt securities or certain rights to purchase its securities (other than common shares), which distribution has a per share value as determined by the board of directors exceeding 15% of the sale price of a Seagate common share on the trading day immediately preceding the declaration date of the distribution,

We must notify the holders of the Notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or its announcement that such distribution will not take place, even if the Notes are not otherwise convertible at such time. No holder may exercise this right to convert if the holder otherwise may participate in the distribution without conversion. The ex-dividend date is the first date upon which a sale of the common shares does not automatically transfer the right to receive the relevant distribution from the seller of the common shares to its buyer.

Conversions Upon Specified Events. If Seagate is a party to any transaction or event (including any consolidation, merger or binding share exchange, other than changes resulting from a subdivision or combination) pursuant to which substantially all of its common shares would be converted into cash, securities or other property, a holder may surrender Notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until the earlier of 15 days after the actual date of such transaction or the date that Seagate or Maxtor announces that such transaction will not take place (or, if such transaction also constitutes a fundamental change, from the date Seagate or Maxtor provides notice of the occurrence of the fundamental change through the fundamental change purchase date). Seagate or Maxtor will notify holders and the trustee as promptly as practicable following the date it publicly announces such transaction (but in no event less than 15 days prior to the effective date of such transaction or, if such transaction also constitutes a fundamental change, no later than the date Seagate or Maxtor provides notice of the occurrence of the fundamental change).

At the effective time, settlement of the Notes and the conversion value and the net amount, as defined below, will be based on the kind and amount of cash, securities or other property of Seagate or another person that the holder would have received had the holder converted its Note immediately prior to the transaction, unless we have elected to adjust the conversion rate for a public acquirer change of control as described above under

“—Make Whole Amount and Public Acquirer Change of Control.” If you convert your Notes in accordance with the previous paragraph and you are entitled to an adjustment for additional shares as described above under “—Make Whole Amount and Public Acquirer Change of Control,” conversion of the Notes will settle after the effective time of such transaction. In addition, if holders convert their Notes at any time following the effective time of the transaction, the net amount will be paid based on the kind and amount of such cash, securities or other property.

If such transaction also constitutes a fundamental change, the holder will be able to require Maxtor to purchase all or a portion of such holder’s notes as described under “—Fundamental Change Requires Repurchase of Notes by Maxtor at the Option of the Holder.” In addition, if such transaction constitutes a change of control as described in clause (2) of the definition thereof, we will adjust the conversion rate for Notes tendered for conversion in connection with the fundamental change transaction, as described above under “—Make Whole Amount and Public Acquirer Change of Control.” However, we will not make such an adjustment if such transaction also constitutes a public acquirer change of control and we elect to modify the conversion obligation as described below as described above under “—Make Whole Amount and Public Acquirer Change of Control.” We will specify in the notice to holders whether we will adjust the conversion rate or deliver cash and shares of acquirer common stock, if any, as described above under “—Make Whole Amount and Public Acquirer Change of Control.”

Conversion Settlement

Subject to certain exceptions set forth under “—Make Whole Amount and Public Acquirer Change of Control,” upon conversion of Notes, we will deliver, in respect of each $1,000 principal amount of Notes:

•	cash in an amount (the “principal return”) equal to the lesser of (a) the principal amount of Notes surrendered for conversion and (b) the conversion value, and

•	if the conversion value is greater than the principal amount, an amount (the “net amount”) in cash or Seagate common shares with an aggregate value equal to the difference between the conversion value and the principal amount, as described in this prospectus. We may elect to deliver any portion of the net amount in cash (which we refer to as the “cash amount”) or Seagate common shares, and any portion of the net amount we elect to deliver in common shares (the “net shares”) will be the sum of the daily share amounts (calculated as described below) for each trading day during the applicable conversion period.

We will deliver the cash and Seagate common shares, if any, to converting holders on the business day following the determination of the average price. We will deliver cash in lieu of any fractional common shares issuable in connection with payment of the net shares, based upon the average price.

The “conversion value” for each $1,000 principal amount of Notes is equal to (a) the applicable conversion rate, multiplied by (b) the average price.

The “applicable conversion period” means the 10 consecutive trading day period commencing after the third trading day following the date the Notes are tendered for conversion.

The “average price” is equal to the average of the sale prices of Seagate common shares for each trading day in the applicable conversion period.

The “daily share amount,” for each $1,000 principal amount of Notes and each trading day in the applicable conversion period, is equal to the greater of:

zero; and

a number of Seagate common shares determined by the following formula:

[	(sale price of Seagate common shares on such trading day × applicable conversion rate) – ($1,000 + the cash amount, if any)	]
10 × sale price of Seagate common shares on such trading day

The conversion value, principal return, net amount, cash amount and the number of net shares, as applicable, will be determined by us promptly after the end of the applicable conversion period. We will pay the principal return and cash in lieu of fractional shares, and deliver net shares or pay the cash amount, as applicable, no later than the third business day following the determination of the average price.

Conversion Rate Adjustments

The initial conversion rate will be adjusted for certain events, including:

(1) the issuance of Seagate common shares as a dividend or distribution on Seagate common shares, or certain subdivisions and combinations of Seagate common shares, in which event the conversion rate will be adjusted based on the following formula:

CR(1) – CR(0) ×	OS(1)
OS(0)

where,

CR(0) = the conversion rate in effect at the close of business on the record date

CR(1) = the conversion rate in effect immediately after the record date

OS(0) = the number of Seagate common shares outstanding at the close of business on the record date

OS(1) = the number of Seagate common shares that would be outstanding immediately after such event

(2) the issuance to all holders of Seagate common shares of certain rights or warrants to purchase Seagate common shares for a period expiring 45 days or less from the date of issuance of such rights or warrants (or securities convertible into Seagate common shares) at less than (or having a conversion price per share less than) the current market price of Seagate common shares; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration, in which event the conversion rate will be adjusted based on the following formula:

CR(1) = CR(0) ×	OS(0) + X
OS(0) + Y

where,

CR(0) = the conversion rate in effect at the close of business on the record date

CR(1) = the conversion rate in effect immediately after the record date

OS(0) = the number of Seagate common shares outstanding at the close of business on the record date

X = the total number of Seagate common shares issuable pursuant to such rights

Y = the number of Seagate common shares equal to the aggregate price payable to exercise such rights divided by the average of the sale prices of Seagate common shares for the ten consecutive trading days prior to the business day immediately preceding the announcement of the issuance of such rights

(3) the dividend or other distribution to all holders of Seagate common shares of shares of our capital stock (other than common shares) or evidences of our indebtedness or our assets or property (excluding (A) any dividend, distribution or issuance covered by clause (1) or (2) above and (B) any dividend or distribution paid exclusively in cash), in which event the conversion rate will be adjusted based on the following formula:

CR(1) – CR(0) ×	SP(0)
	SP(0)	– FMV

where,

CR(0) = the conversion rate in effect at the close of business on the record date

CR(1) = the conversion rate in effect immediately after the record date

SP(0) = the current market price

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding common share on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common shares or shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the following formula:

CR(1) – CR(0) ×	FMV(0) + MP(0)
MP(0)

where,

CR(0) = the conversion rate in effect at the close of business on the record date

CR(1) = the conversion rate in effect immediately after the record date

FMV(0) = the average of the sale prices of the capital stock or similar equity interest distributed to holders of Seagate common shares applicable to one Seagate common share over the 10 trading days commencing on and including the fifth trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted

MP(0) = the average of the sale prices of Seagate common shares over the 10 trading days commencing on and including the fifth trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted

(4) dividends or other distributions consisting exclusively of cash to all holders of Seagate common shares during any fiscal quarter, in which event the conversion rate will be adjusted based on the following formula:

CR(1) = CR(0) ×	SP(0)
SP(0) – C

where,

CR(0) = the conversion rate in effect at the close of business on the record date

CR(1) = the conversion rate in effect immediately after the record date

SP(0) = the current market price

C = the amount in cash per share we distribute to holders of Seagate common shares

(5) Seagate or one or more of its subsidiaries make purchases of Seagate common shares pursuant to a tender offer or exchange offer by Seagate or one of our subsidiaries for Seagate common shares to the extent that the cash and value of any other consideration included in the payment per share of Seagate common shares exceeds the current market price per share of Seagate common shares on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

CR(1) – CR(0) ×	FMV + (SP(1) × OS(1))
OS(0) × SP(1)

where,

CR(0) = the conversion rate in effect on the expiration date

CR(1) = the conversion rate in effect immediately after the expiration date

FMV = the fair market value (as determined by our board of directors) of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)

OS(1) = the number of Seagate common shares outstanding immediately after the expiration date less any purchased shares

OS(0) = the number of Seagate common shares outstanding immediately after the expiration date, including any purchased shares

SP(1) = the sale price of Seagate common shares on the trading day next succeeding the expiration date

(6) someone other than Seagate or one of its subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the expiration date, its board of directors is not recommending rejection of the offer, in which event the conversion rate will be adjusted based on the following formula:

CR(1) – CR(0) ×	FMV + (SP(1) × OS(1))
OS(0) × SP(1)

where,

CR(0) = the conversion rate in effect on the expiration date

CR(1) = the conversion rate in effect immediately after the expiration date

FMV = the fair market value (as determined by its board of directors) of the aggregate consideration payable to its shareholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the expiration date

OS(1) = the number of Seagate common shares outstanding immediately after the expiration date less any purchased shares

OS(0) = the number of Seagate common shares outstanding immediately after the expiration date, including any purchased shares

SP(1) = the sale price of Seagate common shares on the trading day next succeeding the expiration date

The adjustment referred to in this clause (6) will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common shares to more than 25% of the total common shares outstanding; and

•	the cash and value of any other consideration included in the payment per common share exceeds the sale price of Seagate common shares on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause (6) will not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause Seagate to engage in a consolidation or merger or a sale of the consolidated assets of Seagate and its subsidiaries substantially as an entirety.

“Current market price” of Seagate common shares on any day means the average of the sale price of Seagate common shares for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, “ex-date” means the first date on which the Seagate common shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

“Record date” means, for purposes of this section, with respect to any dividend, distribution or other transaction or event in which the holders of Seagate common shares have the right to receive any cash, securities or other property or in which Seagate common shares (or other applicable security) are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Seagate common shares entitled to receive such cash, securities or other property (whether such date is fixed by its board of directors or by statute, contract or otherwise).

To the extent that we have a rights plan in effect upon conversion of the Notes into common shares, you will receive, in addition to the common shares, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common shares, in which case the conversion rate will be adjusted at the time of separation as if we distributed, to all holders of our common shares, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights. If we implement a rights plan after issuance of the Notes, no adjustment will be made to the conversion right unless the rights plan is subsequently triggered.

No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% in the conversion rate then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment; provided that, notwithstanding the foregoing, all such carried forward adjustments shall be made at the time Maxtor mails a notice of redemption or notifies holders of Notes of a specified corporate transaction that would entitle them to convert their Notes, and thereafter any conversion rate adjustment shall be made without regard to the 1% threshold described in the preceding sentence.

Except as stated above, the conversion rate will not be adjusted for the issuance of Seagate common shares or any securities convertible into or exchangeable for Seagate common shares or carrying the right to purchase any of the foregoing.

In the case of any recapitalization, reclassification or change of Seagate common shares (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving Seagate, a sale, lease or other transfer to another corporation of Seagate’s consolidated assets substantially as an entirety, or any statutory share exchange, in each case as a result of which holders of Seagate common shares are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Seagate common shares, the holders of the Notes then outstanding will be entitled thereafter to convert those Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that they would have owned or been entitled to receive upon such recapitalization, reclassification, change, consolidation, merger, combination, sale, lease, transfer or statutory share exchange had such Notes been converted into Seagate common shares immediately prior to such transaction (the “exchange property”). However, at the effective time of the transaction, the principal return payable on conversion of the Notes will continue to be payable in cash and the conversion value will be calculated based on the value of the exchange property. We agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing. In the event holders of Seagate common shares have the opportunity to elect the form of consideration to be received in such transaction, Seagate will make adequate provision whereby the holders of the Notes shall have a reasonable opportunity to determine the form of consideration into which all of the Notes, treated as a single class, shall be convertible from and after the effective date of such transaction. Such determination shall be based on the weighted average of elections made by holders of the Notes who participate in such determination. If the event described above is a “public acquirer change of control,” then Seagate may in certain circumstances elect to change the conversion right in the manner described under “—Make Whole Amount and Public Acquirer Change of Control” in lieu of changing the conversion right in the manner described in this paragraph.

We may from time to time, at our discretion to the extent permitted by law and subject to applicable rules of the New York Stock Exchange, increase the conversion rate of the Notes by any amount for any period of at least 20 days. In that case Maxtor will give at least 15 days notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common shares resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes.

The holders of Notes may in certain situations be deemed to have received a distribution subject to U.S. federal income tax, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits, in the event of any taxable distribution to holders of common shares, such as a cash dividend, or in certain other situations requiring a conversion rate adjustment. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common shares. See “Certain United States Federal Income and Estate Tax Consequences—U.S. Holders—Constructive Distributions.”

Exchange in Lieu of Conversion

When a holder surrenders Notes for conversion, we may direct the conversion agent to surrender, on or prior to the date of determination of the average price, such Notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any Notes surrendered for conversion, the designated institution must agree to deliver, in exchange for such Notes, a number of Seagate common shares equal to the applicable conversion rate, plus cash for any fractional shares, or cash or a combination of cash and common shares in lieu thereof. Any cash amounts will be based on the average price of Seagate common shares during the applicable conversion period.

If the designated institution accepts any such Notes, it will deliver the appropriate number of Seagate common shares to the conversion agent and the conversion agent will deliver those shares to you. Any Notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any Notes for exchange but does not timely deliver the related consideration, we will, as promptly as practical thereafter, but not later than the third business day following determination of the average price, convert the Notes into cash and Seagate common shares, if any, as described under “—Conversion Settlement” above.

Our designation of an institution to which the Notes may be submitted for exchange does not require the institution to accept any Notes. If the designated institution declines to accept any Notes surrendered for exchange, we will convert those Notes into cash and Seagate common shares, if any, as described under “—Conversion Settlement” above. Neither Seagate nor Maxtor will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.

Payment at Maturity

Each holder of $1,000 principal amount of the Notes shall be entitled to receive $1,000 at maturity, plus accrued and unpaid interest and liquidated damages, if any.

Maxtor will pay principal on:

•	global Notes to DTC in immediately available funds; and

•	any definitive Notes at Maxtor’s office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Optional Redemption by Maxtor

Prior to August 20, 2010, the Notes will not be redeemable at Maxtor’s option. On or after August 20, 2010, Maxtor may redeem the Notes in whole or in part, in cash, at a redemption price equal to 100.68% of the principal amount of the Notes being redeemed and on or after August 15, 2011 Maxtor may redeem the Notes in whole or in part, in cash, at a redemption price equal to 100.34% of the principal amount of the Notes to be redeemed, in each case plus any accrued and unpaid interest and accrued and unpaid liquidated damages, if any, to, but excluding, the redemption date.

Maxtor will give at least 30 days but not more than 60 days notice of redemption by mail to holders of Notes. Notes or portions of Notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

If Maxtor does not redeem all of the Notes, the trustee will select the Notes to be redeemed in principal amounts of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any Notes are to be redeemed in part only, Maxtor will issue a new Note or Notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of your Notes is selected for partial redemption and you convert a portion of your Notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Fundamental Change Requires Maxtor to Repurchase Notes at the Option of the Holder

If a fundamental change occurs, each holder of Notes will have the right to require Maxtor to purchase all or any portion of that holder’s Notes equal to $1,000 in principal amount or integral multiples thereof, on a repurchase date that is not less than 25 nor more than 40 business days after the date of its notice of the fundamental change. Maxtor will purchase such Notes at a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest (including liquated damages, if any) to but excluding the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case Maxtor will pay the full amount of accrued and unpaid interest (including liquated damages, if any) payable on such interest payment date to the holder of record at the close of business on the corresponding record date.

Within 30 days after the occurrence of a fundamental change, Maxtor is required to give notice to all holders of Notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right and the fundamental change repurchase date. Maxtor must also deliver a copy of its notice to the trustee. To exercise the repurchase right, a holder of Notes must deliver, on or before the close of business on the second business day immediately preceding the fundamental change repurchase date specified in its notice, written notice to the trustee of the holder’s exercise of its repurchase right, together with the Notes with respect to which the right is being exercised. Maxtor will promptly pay the repurchase price for Notes surrendered for repurchase following the fundamental change repurchase date.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate number of the withdrawn Notes (or, if your Notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, that remains subject to the repurchase notice.

Payment of the repurchase price for a Note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Note, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the Note will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the Note. If the paying agent holds money sufficient to pay the repurchase price of the Note, on the repurchase date, then, on and after the business day following the repurchase date:

•	the Note will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the Note.

This will be the case whether or not book-entry transfer of the Note has been made or the Note has been delivered to the paying agent.

A “fundamental change” will be deemed to have occurred at such time after the original issuance of the Notes when the following has occurred:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than Seagate, its subsidiaries or its or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of such number of Seagate common shares representing more than 50% of the voting power of all classes of our share capital entitled to vote generally in the election of directors;

(2) consummation of any transaction or event (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger, or any sale, lease or other transfer, of the consolidated assets of Seagate or Maxtor and those of their respective subsidiaries) or a series of related transactions or events (other than a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of Seagate’s and Maxtor’s voting stock immediately prior to such transaction, “beneficially own” immediately after such transaction, directly or indirectly, shares of Seagate’s and Maxtor’s voting stock representing not less than a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving corporation in substantially the same proportion as such ownership prior to the transaction) pursuant to which our common shares exchanged for, converted into or constitute solely the right to receive cash, securities or other property more than 10% of which consists of cash, securities or other property (other than cash payments for fractional shares and cash payments in respect of dissenters’ or appraisal rights) that are not, or upon issuance will not be, traded on the New York Stock Exchange or another national securities exchange or quoted or approved for trading on the Nasdaq National Market; or

(3) our common shares (or the other common stock or American Depositary Shares into which the Notes are then convertible) are neither listed for trading on The New York Stock Exchange or another national securities exchange nor quoted or approved for trading on the Nasdaq National Market.

However, a Fundamental Change will not be deemed to have occurred, in any event, if:

•	the sale price of Seagate common shares exceeds 105% of the conversion price for any five trading days during the ten trading day period immediately (i) following the events described in paragraphs (1) or (3) above exceeds 105% of the conversion price in effect on such trading day or (ii) preceding the events described in paragraph (2) above exceeds 105% of the conversion price in effect on such trading day; or

•	at least 90% of the consideration in a merger or consolidation of Maxtor or Seagate (excluding cash payments for fractional shares and cash payments in respect of statutory or dissenters’ appraisal rights) consists of capital stock (or American Depositary Shares) listed for trading on the New York Stock Exchange or another national securities exchange or quoted or approved for trading on the Nasdaq National Market.

Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Notes. Maxtor will comply with this rule to the extent applicable at that time.

Maxtor may, to the extent permitted by applicable law, at any time purchase the Notes in the open market or by tender at any price or by private agreement. Any Note so purchased by Maxtor may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any Notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect holders of the Notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Maxtor’s ability to repurchase Notes upon the occurrence of a fundamental change is subject to important limitations. Any agreements relating to Maxtor’s indebtedness may contain provisions prohibiting repurchase of the Notes under certain circumstances, or expressly prohibit Maxtor’s repurchase of the Notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when Maxtor is prohibited from repurchasing Notes, Maxtor could seek the consent of its lenders to repurchase the Notes or attempt to refinance this debt. If Maxtor does not obtain consent, Maxtor would not be permitted to repurchase the Notes. Maxtor’s failure to repurchase tendered Notes would constitute an event of default under the indenture, which might constitute a default under the terms of Maxtor’s other indebtedness.

No Notes may be purchased by Maxtor at the option of the holders upon a fundamental change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The fundamental change purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of Seagate.

Merger and Sales of Assets

The indenture provides that neither Maxtor nor Seagate may consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to another person unless, among other things:

•	the resulting, surviving or transferee person is (A) organized and existing under the laws of the United States, any state thereof or the District of Columbia, or (B) a corporation, limited liability company, partnership or trust organized and existing under the laws of a jurisdiction outside the United States; provided, however, that in the case of a transaction where the resulting, surviving or transferee person is organized under the laws of a foreign jurisdiction, Maxtor or Seagate may not consummate the transaction unless (v) such person has common stock or American Depository Shares representing such common stock traded on the New York Stock Exchange or another national securities exchange in the United States or quoted on the Nasdaq National Market; (w) such person has a worldwide total market capitalization of its equity securities (before giving effect to such consolidation, merger or disposition) of at least $3 billion; (x) such entity has consented to service of process in the United States; (y) Maxtor and Seagate have made provision for the satisfaction of its obligations to repurchase notes following a fundamental change, if any; and (z) Maxtor or Seagate have obtained an opinion of tax counsel experienced in such matters to the effect that, under the then-existing US federal tax laws, there would be no material adverse U.S. tax consequences to holders of the notes resulting from such transaction;

•	such person assumes all obligations of Maxtor or Seagate, as the case may be, under the Notes and the indenture; and

•	none of Maxtor, Seagate or such successor is then or immediately thereafter in default under the indenture.

The occurrence of certain of the foregoing transactions could also constitute a change of control or fundamental change. See “—Fundamental Change Requires Maxtor to Repurchase Notes at the Option of the Holder.”

This covenant includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of Maxtor’s or Seagate’s assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, there may be uncertainty as to whether a conveyance, transfer, sale, lease or other disposition of less than all our assets is subject to this covenant.

Events of Default

Each of the following constitutes an event of default under the indenture:

•	Maxtor’s failure to pay when due the principal of, or premium, if any, on any of the Notes at maturity, upon redemption or exercise of a repurchase right;

•	Maxtor’s failure to pay an installment of interest (including liquidated damages, if any) on any of the Notes for 30 days after the date when due;

•	Maxtor’s or Seagate’s failure to pay the principal return or the net amount when due upon conversion of Notes, together with cash in lieu thereof in respect of any fractional shares, upon conversion of a Note, and that failure continues for 10 days;

•	Maxtor’s or Seagate’s failure to perform or observe any other term, covenant or agreement contained in the Notes or the indenture for a period of 60 days after written notice of such failure, requiring Maxtor or Seagate to remedy the same, shall have been given to Maxtor or Seagate by the trustee or to Maxtor or Seagate and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

•	Maxtor’s failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money of Maxtor or its designated subsidiaries in an amount in excess of $50 million, or if there is an acceleration of indebtedness for borrowed money in an amount in excess of $50 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in either case, for a period of 30 days after written notice to Maxtor by the trustee or to Maxtor and the trustee by holders of at least 25% in aggregate principal amount of the Notes then outstanding;

•	Maxtor’s failure to give timely notice of a fundamental change; and

•	certain events of bankruptcy, insolvency or reorganization with respect to Maxtor or any of its designated subsidiaries or any group of two or more subsidiaries that, taken as a whole, would constitute a designated subsidiary.

A “designated subsidiary” shall mean any existing or future, direct or indirect, subsidiary of Maxtor whose assets constitute 15% or more of the total assets of Maxtor on a consolidated basis.

Maxtor’s obligations under the indenture are not intended to provide creditor rights for amounts in excess of par plus accrued and unpaid interest and liquidated damages, if any.

If an event of default specified in the seventh bullet point above occurs and is continuing, then the principal of all the Notes and the interest thereon shall automatically become immediately due and payable. If an event of default shall occur and be continuing, other than an event of default specified in the seventh bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the Notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, subject to the provisions of the indenture.

The holders of a majority in aggregate principal amount of Notes at the time outstanding through their written consent, or the holders of a majority in aggregate principal amount of Notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may waive any existing default or event of default and its consequences except any default or event of default:

•	in any payment on the Notes;

•	in respect of the failure to convert the Notes; or

•	in respect of the covenants or provisions in the indenture that may not be modified or amended without the consent of the holder of each Note affected as described in “—Modification, Waiver and Meetings” below.

Holders of a majority in aggregate principal amount of the Notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the Notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the indenture. The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of Notes before proceeding to exercise any right or power under the indenture at the request of such holders. The rights of holders of the Notes to pursue remedies with respect to the indenture and the Notes are subject to a number of additional requirements set forth in the indenture.

The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the Notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Notes when due or in the payment of any conversion, redemption or repurchase obligation.

Maxtor and Seagate are required to furnish annually to the trustee a statement as to the fulfillment of their obligations under the indenture. In addition, Maxtor is required to file with the trustee a written notice of the occurrence of any event of default within five business days of it becoming aware of the occurrence of any event of default.

Modification and Waiver

Changes Requiring Approval of Each Affected Holder

The indenture (including the terms and conditions of the Notes) cannot be modified or amended without the written consent or the affirmative vote of the holder of each Note affected by such change to:

•	change the maturity of any Note or the payment date of any installment of interest or liquidated damages payable on any Notes;

•	reduce the principal amount of, or any interest or liquidated damages, redemption price or change of control purchase price on, any Note;

•	impair or adversely affect the conversion rights of any holder of Notes;

•	change the currency of payment of such Notes or interest or liquidated damages, redemption price or change of control purchase price thereon;

•	alter the manner of calculation or rate of accrual of interest or liquidated damages, redemption price or change of control purchase price on any Note or extend the time for payment of any such amount;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any Note;

•	modify Maxtor’s obligation to maintain an office or agency in New York City;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders or the conversion rights of holders of the Notes;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of the Notes;

•	reduce the percentage in aggregate principal amount of Notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of Notes outstanding required for any other waiver under the indenture.

Changes Requiring Majority Approval

The indenture (including the terms and conditions of the Notes) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the Notes at the time outstanding.

Changes Requiring No Approval

The indenture (including the terms and conditions of the Notes) may be modified or amended by Maxtor, Seagate and the trustee, without the consent of the holder of any Note, for the purposes of, among other things:

•	adding to Maxtor’s covenants for the benefit of the holders of Notes;

•	surrendering any right or power conferred upon Maxtor or Seagate;

•	providing for conversion rights of holders of Notes if any reclassification or change of Seagate common shares or any consolidation, merger or sale of all or substantially all of Maxtor’s or Seagate’s assets occurs;

•	providing for the assumption of Maxtor’s or Seagate’s obligations to the holders of Notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	increasing the conversion rate, provided that the increase will not adversely affect the interests of the holders of Notes;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications necessary in connection with the registration of the Notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of the board of directors of Maxtor and Seagate and the trustee, adversely affect the interests of the holders of Notes in any material respect;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of the board of directors of Maxtor or Seagate and the trustee, adversely affect the interests of the holders of Notes in any material respect; or

•	adding or modifying any other provisions with respect to matters or questions arising under the indenture which Maxtor or Seagate and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of Notes.

Registration Rights

Maxtor has entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the Notes. Pursuant to the agreement, Maxtor will at its expense use its best efforts to keep the registration statement effective until the earliest of:

(1) two years after the last date of original issuance of any of the Notes;

(2) the date when the holders of the Notes and the common shares issuable upon conversion of the Notes are able to sell all such securities immediately pursuant to Rule 144(k) under the Securities Act; or

(3) the date when all of the Notes and the common shares issuable upon conversion of the Notes are disposed of pursuant to the shelf registration statement or Rule 144 under the Securities Act or any similar provision then in effect.

Holders of Notes are required to deliver certain information to be used in connection with the registration statement. Maxtor has previously provided such holders a form of notice and questionnaire to be completed and delivered by each holder interested in selling securities pursuant to the registration statement. In order to sell Notes or common shares pursuant to the registration statement, a holder must complete and deliver the questionnaire to us. To be named as a selling security holder in the related prospectus at the time of effectiveness of the registration statement, a holder must complete and deliver the questionnaire to Maxtor on or prior to the 10th business day before the effectiveness of the registration statement. Upon receipt of a completed questionnaire after effectiveness of the registration statement, Maxtor will, (a) if required by applicable law, upon the later of (x) 90 days after such date or (y) 10 business days after the expiration of any suspension period in effect when the questionnaire is delivered, file with the SEC a post-effective amendment to the registration statement or (b) prepare and, if required by applicable law, upon the later of (x) 15 business days after such date or (y) 10 business days after the expiration of any suspension period in effect when the questionnaire is delivered, file a supplement to the related prospectus in order to permit you to deliver a prospectus to purchasers of Notes or common shares sold pursuant to the registration statement.

Seagate and Maxtor have filed the registration statement, of which this prospectus constitutes a part, to satisfy Maxtor’s obligations under the registration rights agreement. In connection with the filing of the registration statement, Maxtor has agreed to:

•	provide to each holder for whom the registration statement was filed copies of the prospectus that is a part of the registration statement;

•	notify each such holder when the registration statement has become effective; and

•	take certain other actions as are required to permit unrestricted resale of the Notes and the common shares issuable upon conversion of the Notes.

Each holder who sells securities pursuant to the registration statement generally will be:

•	required to be named as a selling holder in the related prospectus;

•	required to deliver a prospectus to the purchaser;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•	bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification rights and obligations).

Maxtor may suspend the holder’s use of the prospectus for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

•	the prospectus would, in its judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

•	Maxtor determines in good faith that the disclosure of this material non-public information would be seriously detrimental to it and its subsidiaries.

However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which Maxtor determines in good faith would be reasonably likely to impede its ability to consummate such transaction, Maxtor may extend the suspension period from 45 days to 60 days. Maxtor need not specify the nature of the event giving rise to a suspension in any notice to holders of the Notes of the existence of such a suspension. Each holder, by its acceptance of the Notes, agrees to hold any communication by Maxtor in response to a notice of a proposed sale in confidence.

A registration default will occur if at any time after the effectiveness target date, the registration statement ceases to be effective or fails to be usable and (1) Maxtor does not cure the registration statement within five business days by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act, (2) if applicable, Maxtor does not terminate the suspension period, described in the preceding paragraph, by the 45th or 60th day, as the case may be, or (3) a suspension period, when aggregated with other suspension periods during the prior 360-day period, continues, unterminated, for more than 90 days.

If a registration default occurs, liquidated damages in the form of additional interest will accrue on the Notes that are transfer restricted securities, from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured, and (2) the date the registration statement is no longer required to be kept effective. Liquidated damages will be paid semiannually in arrears on each February 15 and August 15 and will accrue at a rate per year equal to:

•	0.25% of the principal amount of a Note to and including the 90th day following such registration default; and

•	0.50% of the principal amount of a Note from and after the 91st day following such registration default.

In no event will liquidated damages accrue at a rate per year exceeding 0.50%. If a holder converts some or all of its Notes into common shares when there exists a registration default with respect to the common shares, the holder will not be entitled to receive liquidated damages on such common shares, but will receive additional shares or cash upon conversion.

Form, Denomination and Registration

Denomination and Registration. The Notes were issued in fully registered form, without coupons, in minimum denominations of $2,000 principal amount and integral multiples of $1,000 thereof.

Global Notes. Notes are evidenced by one or more global Notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee.

Record ownership of the global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in the global Notes directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same- day funds. Holders may also beneficially own interests in the global Notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global Notes, Cede & Co. for all purposes will be considered the sole holder of the global Notes. Except as provided below, owners of beneficial interests in the global Notes:

•	will not be entitled to have certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of certificates in definitive form; and

•	will not be considered holders of the global Notes.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

Maxtor will wire, through the facilities of the trustee, payments of principal, interest, liquidated damages, the redemption price or change of control purchase price on the global Notes to Cede & Co., the nominee of DTC, as the registered owner of the global Notes. None of Maxtor, the trustee or any paying agent will have any responsibility or be liable for paying amounts due on the global Notes to owners of beneficial interests in the global Notes.

It is DTC’s current practice, upon receipt of any payment on the global Notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the Notes represented by the global Notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Notes represented by the global Notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If you would like to convert your Notes into common shares pursuant to the terms of the Notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the Notes represented by global Notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither Maxtor, Seagate nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Notes, including, without limitation, the presentation of Notes for conversion or repurchase as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global Notes are credited and only for the principal amount of the Notes for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the Notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global Notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, Maxtor will cause Notes to be issued in definitive form in exchange for the global Notes. None of Maxtor, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to or payments made on account of beneficial ownership interests in global Notes.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Governing Law

The indenture and the Notes are be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

U.S. Bank National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, calculation agent, registrar and custodian with regard to the Notes. Computershare Trust Company is the transfer agent and registrar for Seagate’s common shares. The trustee or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

DESCRIPTION OF CAPITAL STOCK

The following description of Seagate’s share capital is based on Seagate’s third amended and restated memorandum and articles of association as currently in effect, which is referred to as the memorandum and articles of association. Seagate’s authorized share capital consists of 1,250,000,000 common shares with a par value of $0.00001 per share and 100,000,000 undesignated preferred shares, each with a par value of $0.00001 per share.

Seagate is a Cayman Islands exempted company and its affairs are governed by the memorandum and articles of association, the Companies Law (2004 Revision) and the common law of the Cayman Islands. The following are summaries of material provisions of the memorandum and articles of association and the Companies Law insofar as they relate to the material terms of Seagate’s share capital. This summary is qualified in its entirety by reference to applicable Cayman Islands law and the memorandum and articles of association. See “Where You Can Find More Information.”

Common Shares

General. All the issued and outstanding common shares are fully paid and nonassessable. Certificates representing the common shares are issued in registered form. The common shares are issued when registered in the register of shareholders of Seagate, which is referred to as the Register of Members. The common shares are not entitled to any sinking fund or preemptive or redemption rights. Shareholders may freely hold and vote their shares. Neither the memorandum and articles of association nor Cayman Islands law imposes any limitations on the right of nonresident or foreign owners to hold or vote the common shares. As of April 21, 2006, there were 493,295,346 common shares outstanding.

Voting Rights. Each common share is entitled to one vote on all matters upon which the common shares are entitled to vote, including the election of directors. Voting at any meeting of shareholders is by a poll. Seagate’s articles of association do not provide for action by written consent of shareholders.

The required quorum for a meeting of Seagate shareholders consists of a number of shareholders present in person or by proxy and entitled to vote that represents the holders of at least a majority of the issued voting share capital. Shareholders’ meetings are held annually and may only be convened by Seagate’s board of directors. At least ten days advanced notice is required to convene a shareholders’ meeting. Shareholders do not have the right to call a shareholders’ meeting.

Subject to the quorum requirements referred to in the paragraph above, any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the common shares cast in a general meeting of Seagate, while a special resolution requires the affirmative vote of two-thirds of the votes cast attaching to the common shares. A special resolution is required for matters such as a change of name, amending the memorandum and articles of association and placing Seagate into voluntary liquidation. Holders of common shares, which are currently the only shares carrying the right to vote at Seagate’s general meetings, have the power, among other things, to elect directors, ratify the appointment of auditors and make changes in the amount of the authorized share capital of Seagate.

Dividends. The holders of Seagate common shares are entitled to receive such dividends as may be declared by Seagate’s board of directors. Dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States, subject to a statutory solvency test.

Liquidation. If Seagate is to be liquidated, the liquidator may, with the approval of the Seagate shareholders, divide among the Seagate shareholders in cash or in kind the whole or any part of Seagate’s assets, may determine how such division shall be carried out as between Seagate shareholders or different classes of Seagate shareholders, and may vest the whole or any part of such assets in trustees upon such trusts for the benefit of Seagate shareholders as the liquidator, with the approval of Seagate shareholders, sees fit, provided that a Seagate shareholder shall not be compelled to accept any shares or other assets which would subject the shareholder to liability.

Miscellaneous. Share certificates registered in the names of two or more persons are deliverable to any one of them named in the share register, and if two or more such persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other.

Undesignated Preferred Shares

Pursuant to the articles of association, Seagate’s board of directors has the authority, without further action by the Seagate shareholders, to issue up to 100,000,000 preferred shares in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of Seagate common shares. Seagate’s board of directors, without Seagate shareholder approval, may issue preferred shares with voting, conversion or other rights that could adversely affect the voting power and other rights of holders of Seagate common shares. Subject to the directors’ duty of acting in the best interest of Seagate, preferred shares can be issued quickly with terms calculated to delay or prevent a change in control of Seagate or make removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of Seagate common shares, and may adversely affect the voting and other rights of the holders of Seagate common shares. No preferred shares have been issued and Seagate has no present plans to issue any preferred shares.

Transfer Agent and Registrar

The transfer agent and registrar for Seagate common shares is Computershare Trust Company.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

The following is a summary of certain United States federal income and estate tax consequences of the ownership of Notes and the Seagate common shares into which the Notes may be converted, as of the date hereof. This summary does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income or estate tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the Notes or Seagate common shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a United States person whose “functional currency” is not the U.S. dollar.

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a Note that is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a Note or share of Seagate common shares (other than a partnership) that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as

“controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Notes, you should consult your own tax advisors.

If you are considering the purchase of Notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the Notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of Notes.

Payment of Interest

Stated interest on a Note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Market Discount

If you purchase a Note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless the difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than qualified stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount that you have not previously included in income and you are treated as having accrued on the Note at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the Note. In certain circumstances, you may elect, on a Note-by-Note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisor before making this election. Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless you elect to accrue on a constant interest method. Your election to accrue market discount on a constant interest method is to be made for the taxable year in which you acquired the Note, applies only to that Note, and may not be revoked. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the Internal Revenue Service (“IRS”). You should consult your own tax advisor before making either election described in this paragraph.

Amortizable Bond Premium

If you purchase a Note for an amount in excess of the sum of all amounts payable on the Note after the purchase date other than qualified stated interest, you will be considered to have purchased the Note at a “premium.” You generally may elect to amortize the premium over the remaining term of the Note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the Note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

Sale, Exchange, Redemption, or other Disposition of Notes

You will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a Note (including an exchange in lieu of conversion) equal to the difference between the amount realized (less accrued but unpaid interest not previously included in income which will be taxable as such) upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the Note. Your tax basis in a Note will generally be equal to the amount you paid for the Note increased by market discount that you previously included in income and reduced by any amortizable bond premium. Except as described under “—Market Discount” above, any gain or loss recognized on a taxable disposition of the Note will be capital gain or loss. If you are an individual and have held the Note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Conversion of Notes

The receipt of Seagate common shares, cash or a combination thereof upon conversion of the Notes will generally be treated as a sale or exchange of the Notes (see “—Sale, Exchange, Redemption, or other Disposition of Notes”). Accordingly, you will generally recognize gain or loss on the exchange of your Notes into Seagate common shares, cash or a combination thereof. The amount of gain or loss will be equal to the difference between your amount realized and your adjusted tax basis in the Note. Your amount realized will include either (a) the fair market value of Seagate common shares received plus any cash received (including cash received in lieu of a fractional share) or (b) the cash you receive. Your amount realized will not include an amount equal to any accrued but unpaid interest not previously included in income, which will be taxable as interest income. The tax basis of any shares received upon an exchange will equal the fair market value of such shares received at the time of the exchange. Your holding period for the Seagate common shares will begin on the day you acquire the shares.

You should consult your tax advisors regarding the tax treatment of the receipt of common shares in exchange for Notes upon conversion and the ownership of Seagate common shares.

Constructive Distributions

The conversion rate of the Notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in Seagate’s assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the Notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the Notes (including, without limitation, adjustments in respect of taxable dividends to holders of Seagate common shares) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of Notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of United States federal income tax applicable in respect of certain dividends received under recently enacted legislation. Corporations that are U.S. holders would not be entitled to claim the dividends received deduction with respect to any such constructive dividends because Seagate is not a U.S. corporation.

Ownership of Seagate Common Shares

The gross amount of distributions paid to you by Seagate will generally be treated as dividend income to you if the distributions are made from Seagate’s current or accumulated earnings and profits, calculated according to U.S. federal income tax principles. Such income will be includible in your gross income on the day you actually or constructively receive it. Corporations that are U.S. holders will not be entitled to claim a dividends received deduction because Seagate is not a U.S. corporation.

To the extent that the amount of any distribution exceeds Seagate’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in your adjusted basis in the Seagate common shares (thereby increasing the amount of gain, or decreasing the amount of loss, you will recognize on a subsequent disposition of the shares), and the balance in excess of your adjusted basis will be taxed as capital gain recognized on a sale or exchange. Seagate did not have current or accumulated earnings and profits for U.S. federal income tax purposes as of the taxable year ended July 1, 2005. There can be no assurance that Seagate will not have current or accumulated earnings and profits in the current taxable year or in future taxable years.

Under current law, if Seagate makes distributions before January 1, 2011 from its current or accumulated earnings and profits, U.S. holders who are individuals may be eligible for reduced rates of taxation applicable to dividend income so long as Seagate common shares are readily tradable on an established securities market in the United States. Seagate believes that its common shares, which are listed on the New York Stock Exchange, are readily tradable on an established securities market in the United States. There can be no assurance that Seagate common shares will continue to be readily tradable on an established securities market in later years (or that the shares will be readily tradable on an established securities market in any given year). Individuals that (a) do not meet a minimum holding period requirement for Seagate common shares during which such individuals are not protected from the risk of loss or (b) elect to treat the dividend income as “investment income” pursuant to section 163(d)(4) of the Code, will not be eligible for the reduced rates of taxation regardless of the trading status of Seagate common shares. Holders should consult their own tax advisors regarding the application of these rules given their particular circumstances.

When you sell or otherwise dispose of your Seagate common shares in a taxable transaction you will recognize capital gain or loss in an amount equal to the difference between the amount you realize for the shares and your adjusted tax basis in them. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as U.S. source gain or loss.

Possible Effect of the Adjustment to Conversion Rate Upon a Non-Stock Change of Control

In certain situations, we may be obligated to adjust the conversion rate of the Notes (as described above under “Description of Notes—Make Whole Amount and Public Acquirer Change of Control”) or in lieu of such adjustment, provide for the conversion of the Notes into shares of a public acquirer (as described above under “Description of Notes—Make Whole Amount and Public Acquirer Change of Control”). Depending on the circumstances, such adjustments could result in a deemed taxable exchange to a holder and the modified Note could be treated as newly issued at that time.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the Notes and dividends on common shares and to the proceeds of a sale of a Note or share of common shares paid to you unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if you fail to provide your taxpayer identification number, or certification of foreign or other exempt status, or if you fail to report in full interest and dividend income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of Notes or Seagate common shares.

Payments of Interest

The 30% United States federal withholding tax will not apply to any payment to you of interest or principal on a Note under the “portfolio interest rule” provided that:

•	interest paid on the Note is not effectively connected with your conduct of a trade or business in the United States,

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of Maxtor voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to Maxtor through stock ownership;

•	you are not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your Notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide Maxtor with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a Note.

If you are engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “—Payments of Interest” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Shares

You will recognize gain on the sale, exchange, redemption or other taxable disposition of a Note as well as upon the conversion of a Note into cash or into a combination of cash and shares. Nevertheless, such gain generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. Any shares which you receive on the sale, exchange, redemption, conversion or other disposition of a Note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Payments of Interest.”

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on Notes beneficially owned by you at the time of your death, provided that any payment to you on the Notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—Payments of Interest” without regard to the statement requirement described in the last bullet point.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the last bullet point under “—Payments of Interest.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a Note made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND THE SEAGATE COMMON SHARES INTO WHICH THE NOTES MAY BE CONVERTED OR FOR WHICH THE NOTES MAY BE EXCHANGED, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

Maxtor originally issued the Notes offered by the selling securityholders hereby in an August 2005 private placement. The initial purchasers of the Notes resold them to persons they reasonably believed to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act in transactions exempt from the registration requirements of the Securities Act. The selling securityholders, which term as used in this prospectus includes the initial purchasers’ transferees, pledges, donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the Notes and common shares issued upon conversion of the Notes.

The following table sets forth information, unless otherwise noted, as of May 30, 2006, with respect to the selling securityholders and the respective principal amounts of Notes and common shares that each selling securityholder beneficially owns that may be offered pursuant to this prospectus. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. We have obtained this information from the selling securityholders. Unless otherwise indicated, none of the selling securityholders has, or within the past three years has had, any position, office, or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may offer all or some portion of the Notes or the common shares issuable upon conversion of the Notes pursuant to this prospectus, no estimate can be given to us as to the amount of the Notes or the common shares issuable upon conversion of the Notes that will be held by the selling securityholders upon termination of any particular offering. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. This percentage of Notes outstanding beneficially owned by each selling securityholder is based on $326,000,000 aggregate principal amount of Notes outstanding.

The number of common shares shown in the table set forth below assumes the conversion of the full amount of Notes held by such holder at the current conversion rate of 56.6503 shares per $1,000 principal amount of the Notes. This conversion rate is subject to adjustment as described under “Description of Notes—Conversion Rights.” Accordingly, the number of common shares may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes. Cash will be paid instead of fractional shares, if any.

	Principal Amount of Notes			Number of Common Shares
Selling Securityholder(1)	Natural Person with Voting or Investment Control	Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Common Shares Beneficially Owned Prior to this Offering(1)(2)	Common Shares Offered Hereby	Common Shares Beneficially Owned Following the Offering(3)

AHFP Context	Michael Rosen and William Fertig	$250,000	*	14,162	14,162	0

Altma Fund SICAV PLC in Respect of the Grafton Sub Fund	Michael Rosen and William Fertig	$1,050,000	*	59,482	59,482	0

Aristeia International Limited	Kevin Toner, Robert H. Lynch, Jr., Anthony Frascella and William R. Techar (4)	$25,640,000	7.9%	1,452,513	1,452,513	0

Aristeia Partners LP	Kevin Toner, Robert H. Lynch, Jr., Anthony Frascella and William R. Techar (4)	$1,860,000	*	105,369	105,369	0

	Principal Amount of Notes			Number of Common Shares
Selling Securityholder(1)	Natural Person with Voting or Investment Control	Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Common Shares Beneficially Owned Prior to this Offering(1)(2)	Common Shares Offered Hereby	Common Shares Beneficially Owned Following the Offering(3)

BNP Paribas Arbitrage	Mike Cohen (5)	$2,556,000	*	144,798	144,798	0

CC Convertible Arbitrage, Ltd.	Daniel Asher and Allan Weine (6)	$2,500,000	*	141,625	141,625	0

Citadel Equity Fund Ltd.	Kenneth C. Griffin (7)	$39,000,000	12.0%	2,209,361	2,209,361	0

Citigroup Global Markets Inc.	Citigroup Inc. (8)	$4,144,000	1.3%	5,093,307	234,758	4,858,549	(9)

CNH CA Master Account, LP	Robert Krail, Mark Mitchell and Todd Pulvino (10)	$10,000,000	3.1%	566,503	566,503	0

Context Advantage Fund LP	Michael Rosen and William Fertig	$950,000	*	53,817	53,817	0

Context Offshore Advantage Fund Ltd.	Michael Rosen and William Fertig	$3,700,000	1.1%	209,606	209,606	0

CQS Convertible and Quantitative Strategies Master Fund Limited	Michael Hintze	$1,000,000	*	56,650	56,650	0

Credit Suisse First Boston LLC	Credit Suisse First Boston LLC (11)	$7,000,000	2.1%	396,552	396,552	0

Credit Suisse Securities LLC	Credit Suisse Securities LLC (11)	$3,000,000	*	169,950	169,950	0

D.E. Shaw Valence Portfolios, L.L.C.	Julius Gaudio, Eric Wepsic and Anne Dinning (12)	$8,850,000	2.7%	501,355	501,355	0

Duma Master Fund, L.P.	Nadeem Walji	$1,000,000	*	56,650	56,650	0

Ellington Overseas Partners, Ltd.	Michael Vranos	$12,505,000	3.8%	708,412	708,412	0

Fidelity Financial Trust: Fidelity Convertible Securities Fund	Edward C. Johnson, III (13)	$10,000,000	3.1%	566,503	566,503	0

Finch Tactical Plus Class B	Michael Rosen and William Fertig	$150,000	*	8,497	8,497	0

Fore Convertible Master Fund, Ltd.	David Egglishaw	$16,227,000	5.0%	919,264	919,264	0

Fore ERISA Fund, Ltd.	David Egglishaw	$1,499,000	*	84,918	84,918	0

Goldman Sachs & Co.	The Goldman Sachs Group, Inc. (14)	$12,150,000	3.7%	2,237,789	688,301	1,549,488

Grace Convertible Arbitrage Fund, Ltd.	Michael Brailov	$3,000,000	*	169,950	169,950	0

Inflective Convertible Opportunity Fund I, Limited	Thomas J. Ray (15)	$2,400,000	*	135,960	135,960	0

Inflective Convertible Opportunity Fund I, L.P.	Thomas J. Ray (15)	$1,000,000	*	56,650	56,650	0

Institutional Benchmarks Series—Ivan Segregated Accts	Thomas J. Ray (15)	$750,000	*	42,487	42,487	0

KBC Financial Products (Cayman Islands) Ltd.	KBC Group N.V. (16)	$10,000,000	3.1%	566,503	566,503	0

	Principal Amount of Notes			Number of Common Shares
Selling Securityholder(1)	Natural Person with Voting or Investment Control	Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Common Shares Beneficially Owned Prior to this Offering(1)(2)	Common Shares Offered Hereby	Common Shares Beneficially Owned Following the Offering(3)

KBC Financial Products USA Inc.	(17)	$2,000,000	*	113,300	113,300	0

LDG Limited	Robert Butman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero (18)	$1,000,000	*	56,650	56,650	0

Lehman Brothers Inc.	Lehman Brothers Inc. (19)	$1,500,000	*	84,975	84,975	0

Lyxor/Context Fund Ltd	Michael Rosen and William Fertig (20)	$900,000	*	50,985	50,985	0

Lyxor/Inflective Convertible Opportunity Fund Limited	Thomas J. Ray (15)	$600,000	*	33,990	33,990	0

Merrill Lynch Pierce Fenner & Smith Inc.	Merrill Lynch Pierce Fenner & Smith Inc. (11)	$11,500,000	3.5%	651,478	651,478	0

Morgan Stanley Convertible Securities Trust	Morgan Stanley (11)	$400,000	*	22,660	22,660	0

MSS Convertible Arbitrage Fund	Robert Butman, John Idone, George Esser, Paul Bucci, Bartholomew Tesoriero, DJ Langis and Andy Anderson (21)	$177,000	*	10,027	10,027	0

Nomura Securities International	Nomura Securities International (11)	$3,500,000	1.1%	198,276	198,276	0

RBC Capital Markets	RBC Capital Markets (11)	$4,000,000	1.2%	226,601	226,601	0

South Dakota Retirement System	Dan Fraiser	$2,000,000	*	113,300	113,300	0

Sphinx Fund	Robert Butman, John Idone, George Esser, Paul Bucci, Bartholomew Tesoriero, DJ Langis and Andy Anderson	$719,000	*	40,731	40,731	0

	Principal Amount of Notes			Number of Common Shares
Selling Securityholder(1)	Natural Person with Voting or Investment Control	Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Common Shares Beneficially Owned Prior to this Offering(1)(2)	Common Shares Offered Hereby	Common Shares Beneficially Owned Following the Offering(3)

TQA Master Fund	Robert Butman, John Idone, George Esser, Paul Bucci, Bartholomew Tesoriero, DJ Langis and Andy Anderson (22)	$14,732,000	4.5%	834,572	834,572

TQA Master Plus Fund	Robert Butman, John Idone, George Esser, Paul Bucci, Bartholomew Tesoriero, DJ Langis and Andy Anderson (23)	$5,796,000	1.8%	328,345	328,345	0

UBS Securities LLC	UBS AG (11)	$500,000	*	28,325	28,325	0

Van Kampen Harbor Fund	Anita Karier (24)	$1,200,000	*	67,980	67,980	0

Vicis Capital Master Fund	Sky Lucas, John Succo and Shad Stastney	$5,000,000	1.5%	283,251	283,251	0

Zurich Institutional Benchmark Master Fund	Robert Butman, John Idone, George Esser, Paul Bucci, Bartholomew Tesoriero, DJ Langis and Andy Anderson (25)	$3,253,000	*	184,283	184,283	0

*	Less than one percent.
(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in an amendment or supplement to this prospectus, if and when required.
(2)	Represents aggregate of common shares and Notes beneficially owned by the selling securityholder. Assumes conversion of the Notes at the current conversion rate of 56.6503 shares per $1,000 principal amount of the Notes. This conversion rate is subject to adjustment as described under “Description of Notes—Conversion Rights.” Accordingly, the number of common shares beneficially owned by a selling securityholder may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes. Cash will be paid instead of fractional shares, if any.
(3)	Assumes sale, transfer or other disposition of all common shares issuable upon conversion of the Notes.
(4)	Aristeia Advisors LLC is the general partner for Aristeia International Limited and Aristeia Partners LP. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch, Jr., Anthony Frascella and William R. Techar.
(5)	This selling securityholder is an affiliate of BNP Paribas Securities Corp., a registered broker-dealer.
(6)	As investment manager under a management agreement, Castle Creek Arbitrage LLC may exercise dispositive and voting power with respect to the shares owned by CC Convertible Arbitrage, Ltd. Castle Creek Arbitrage LLC disclaims beneficial ownership of such shares. Daniel Asher and Allan Weine are the managing members of Castle Creek Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the shares owned by CC Convertible Arbitrage Ltd. A beneficial owner of this selling securityholder has a beneficial ownership interest in a number of broker-dealers. None of the broker-dealers are participating in this offering in any manner.

(7)	Citadel Limited Partnership is the trading manager of Citadel Equity Fund Ltd and consequently has investment discretion over the securities held by Citadel Equity Fund Ltd. Kenneth C. Griffin indirectly controls Citadel Limited Partnership and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Limited Partnership disclaims beneficial ownership of the securities beneficially owned by Citadel Equity Fund Ltd. and Mr. Griffin disclaims beneficial ownership of the securities held by Citadel Equity Fund Ltd. Affiliated broker-dealers are under common control with Citadel Equity Fund Ltd. and one is directly owned by Citadel Equity Fund. The broker dealers are Aragon Investments Ltd., Palofax Trading LLC, Citadel Trading Group, LLC, and Citadel Derivatives Group.
(8)	This selling securityholder is a subsidiary of an SEC-reporting company, a registered broker-dealer and was the sole bookrunner for the initial placement of the notes.
(9)	On January 5, 2006, Citigroup Inc. and its affiliates filed a Schedule 13G/A reporting that they collectively shared voting and dispositive power over 13,131,216 shares of Maxtor common stock. Based on the exchange ratio of 0.37 in the Seagate acquisition of Maxtor, this equates to 4,858,549 Seagate common shares. This selling security holder beneficially owns $10,000 principal amount of Maxtor 5.75% debentures (CUSIP# 577729AA4) that are not being registered hereunder.
(10)	CNH Partners, LLC Is the investment advisor of the selling security holder and has sole voting and dispositive power over the registrable securities. Investment principals for the advisor are Robert Krail, Mark Mitchell and Todd Pulvino. This selling securityholder beneficially owns $2,500,000 principal amount of Maxtor Corporation’s 6.8% notes due 2010 (CUSIP# 577729AB2) that are not being registered hereunder.
(11)	This selling securityholder is an SEC-reporting company and a registered broker-dealer.
(12)	D.E. Shaw & Co. L.P., as either managing member or investment adviser, has voting and investment control over any common shares issuable upon conversion of the notes owned by this selling shareholder. Julius Gaudio, Eric Wepsic, and Anne Dinning, or their designees exercise voting and investment control over the notes on D.E. Shaw & Co. L.P.’s behalf. This selling securityholder is an affiliate of D.E. Shaw Valence, L.L.C. and D.E. Shaw Securities, L.L.C., both registered broker-dealers.
(13)	The entity is a registered investment fund (the “Fund”) advised by Fidelity Management & Research (“FMR Co.”), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 7,797,673 Seagate common shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson, III, FMR Corp., through its control of FMR Co., and the Fund each has sole power to dispose of the Securities owned by the Fund. Neither FMR Corp. nor Edward C. Johnson, III, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees. The Fund is an affiliate of a broker-dealer.
(14)	Goldman Sachs & Co. is an indirect, wholly-owned subsidiary of The Goldman Sachs Group, Inc., a publicly-traded company. The securities are held by various business units within Goldman Sachs & Co. No individual within Goldman Sachs & Co. has sole voting and investment power with respect to the securities. This selling securityholder is a registered broker-dealer and an affiliate of a registered broker-dealer. This selling securityholder beneficially owns $10,000,000 principal amount of Maxtor 2.375% notes due 2012 (CUSIP# 577729AE6) and $46,000 principal amount of Maxtor 5.75% debentures (CUSIP# 577729AA4) that are not being registered hereunder.
(15)	Inflective Asset Management, LLC and Thomas J. Ray, President and CIO, have dispositive power over the registrable securities.
(16)	The securities are under the total control of KBC Financial Products (Cayman Islands) Ltd. KBC Financial Products (Cayman Islands) Ltd. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity. This selling securityholder is a registered broker-dealer.

(17)	KBC Financial Products USA Inc. has identified the following individuals as those who may exercise dispositive power over the securities: Alex Bezjian, Darren Carter, Jason Cuevas, Damir Delic, Luke Edwards, Jeff Engelberg, Dennis Fitzgerald, Thomas Korossy, Liming Kwan, Dan Lerner, Daniel McAloon, Brian Murphy, Eric Needleman, Timothy Quarnstrom, David Ricciardi, Quincy Scott, Rupen Soultanian, Mark Sullivan, John Tonzola, Tim Vaughan, Vincenzo Vigliotti, Richard Winter and Brandon Yarckin. This selling securityholder is a registered broker-dealer.
(18)	TQA Investors LLC has sole investment power and shared voting power. Its members are: Robert Butman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero.
(19)	This selling securityholder is an SEC-reporting company and a registered broker-dealer. This selling securityholder beneficially owns $2,200,000 principal amount of Maxtor 2.375% notes due 2012 (CUSIP# 577729AE6) that are not being registered hereunder.
(20)	This selling securityholder is an affiliate of Societe Generale, a registered broker-dealer.
(21)	This selling securityholder beneficially owns $36,000 principal amount of Maxtor 2.375% notes due 2012 (CUSIP# 577729AE6) that are not being registered hereunder.
(22)	This selling securityholder beneficially owns $922,000 principal amount of Maxtor 2.375% notes due 2012 (CUSIP# 577729AE6) that are not being registered hereunder.
(23)	This selling securityholder beneficially owns $496,000 principal amount of Maxtor 2.375% notes due 2012 (CUSIP# 577729AE6) that are not being registered hereunder.
(24)	Van Kampen Asset Management and Anita Karier have dispositive power over the registrable securities. This selling securityholder is a registered broker-dealer.
(25)	This selling securityholder beneficially owns $295,000 principal amount of Maxtor 2.375% notes due 2012 (CUSIP# 577729AE6) that are not being registered hereunder.

PLAN OF DISTRIBUTION

We are registering for resale the Notes and the common shares issuable upon conversion of the Notes on behalf of the selling securityholders, a list of whom is set forth in this prospectus under “Selling Securityholders,” or pledgees, donees, transferees or other successors in interest that receive those shares as a gift, partnership distribution or other non-sale related transfer, referred to in this prospectus as the selling securityholders. We will receive no proceeds from this offering.

The selling securityholders may sell the Notes or common shares issuable upon conversion of the Notes from time to time, if at all, as follows:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of these methods of sale.

If a selling securityholder sells Notes or common shares issuable upon conversion of the Notes through underwriters, dealers, brokers or agents, those underwriters, dealers, brokers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholder and/or the purchasers of the Notes or common shares issuable upon conversion of the Notes.

The Notes and common shares issuable upon conversion of the Notes may be sold from time to time:

•	in one or more transactions at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the Notes or common shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers;

•	through purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•	in block transactions in which the broker or dealer so engaged will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	in transactions otherwise than on exchanges or services or in the over-the-counter market;

•	through privately negotiated transactions;

•	in one or more underwritten offerings on a firm commitment or best efforts basis;

•	through the writing of options;

•	a combination of any of the foregoing methods; or

•	any other legally available means.

In connection with sales of the Notes or common shares issuable upon conversion of the Notes or otherwise, the selling securityholders may enter into hedging transactions with brokers-dealers or others, who may in turn engage in short sales of the Notes or common shares issuable upon conversion of the Notes in the course of hedging the positions they assume. The selling securityholders may pledge or grant a security interest in some or all of the Notes or common shares issuable upon conversion of the Notes and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Notes or common shares issuable upon conversion of the Notes from time to time pursuant to this prospectus. The selling securityholders also may transfer and donate Notes or common shares issuable upon conversion of the Notes in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling securityholders for purposes of this prospectus. The selling securityholders may sell short Seagate common shares and may deliver this prospectus in connection with short sales and use the common shares covered by the prospectus to cover short sales. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or any other available exemption from registration under the Securities Act may be sold under Rule 144 or another available exemption.

Seagate common shares trade on the New York Stock Exchange under the symbol “STX”. Although the Notes are eligible for trading in the PORTAL market, Maxtor does not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the Notes. See “Risk Factors—Risks Relating to the Notes.”

At the time a particular offering of Notes or common shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers. To our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares offered hereby.

Selling securityholders and any underwriters, dealers, brokers or agents who participate in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act and any profits on the sale of the common shares by them and any discounts, commissions or concessions received by any underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders and any other person participating in such distribution will also be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Notes and the common shares issuable upon conversion of the Notes by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Notes and the common shares issuable upon conversion of the Notes to engage in market-making activities with respect to the particular Notes and the common shares issuable upon conversion of the Notes being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the Notes and the common shares issuable upon conversion of the Notes and the ability of any person or entity to engage in market-making activities with respect to the Notes and the common shares issuable upon conversion of the Notes.

Several of the selling securityholders are broker-dealers or affiliates of broker-dealers. Each of these selling securityholders has informed us that: (1) such selling securityholder purchased its Notes in the ordinary course of business and (2) at the time that the Notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the Notes.

The selling securityholders will be responsible for any fees, disbursements and expenses of any counsel for the selling securityholders. All other expenses incurred in connection with the registration of the shares, including printer’s and accounting fees and the fees, disbursements and expenses of our counsel will be borne by us. Commissions and discounts, if any, attributable to the sales of the Notes and common shares will be borne by the selling securityholders. The selling securityholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Notes and common shares against certain liabilities, including liabilities arising under the Securities Act.

We and the selling securityholders will be indemnified by the other against liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

We have undertaken to keep the registration statement of which this prospectus constitutes a part effective until the earliest of (1) two years after the last date of original issue of any of the Notes, (2) the date when the holders of the Notes and the common shares issuable upon conversion of the Notes are able to sell all such securities immediately pursuant to Rule 144(k) under the Securities Act, or (3) the date when all of the Notes and the common shares issuable upon conversion of the Notes are disposed of pursuant to the shelf registration statement or Rule 144 under the Securities Act or any similar provision then in effect. After this period, if we choose not to maintain the effectiveness of the registration statement of which this prospectus constitutes a part, the securities offered hereby may not be sold, pledged, transferred or assigned, except in a transaction which is exempt under the provisions of the Securities Act.

LEGAL MATTERS

The validity of the notes and the guarantee have been be passed upon for Seagate and Maxtor by Simpson Thacher & Bartlett LLP, Palo Alto, California. The validity of the common shares issued upon conversion of the notes has been passed upon for Seagate by Maples and Calder, Cayman Islands.

EXPERTS

Ernst & Young, independent registered public accounting firm, has audited Seagate’s consolidated financial statements included in Seagate’s Annual Report on Form 10-K for the year ended July 1, 2005, and Seagate management’s assessment of the effectiveness of their internal control over financial reporting as of July 1, 2005, as set forth in their reports, which are incorporated by reference in this registration statement and related prospectus. Seagate’s financial statements and Seagate management’s assessment of the effectiveness of internal control over financial reporting are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Maxtor Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this S-3 by reference to Maxtor Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Seagate files reports with the SEC, which we make available on our website free of charge. These reports include annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports, each of which is provided on our website as soon as reasonably practicable after we electronically file such materials with or furnish them to the SEC. You can also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can obtain additional information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement we have filed with the SEC relating to the Notes and the common shares issuable upon conversion of the Notes. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

We are incorporating by reference information Seagate files with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below:

(a) Annual Report on Form 10-K for the year ended July 1, 2005;

(b) Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005, December 30, 2005 and March 31, 2006;

(c) Current Reports on Form 8-K filed on July 19, 2005, August 3, 2005, August 4, 2005, September 7, 2005, September 8, 2005, October 18, 2005, October 19, 2005, November 23, 2005, December 1, 2005, December 21, 2005, December 22, 2005, January 18, 2006, January 19, 2006, January 25, 2006, January 26, 2006, February 14, 2006, March 13, 2006, April 3, 2006, April 20, 2006, April 27, 2006, May 3, 2006, May 4, 2006, May 17, 2006 and May 25, 2006 (other than those portions of those documents not deemed to be filed); and

(d) The description of Registrant’s common shares, par value $0.00001 per share, contained in the Registrant’s Registration Statement on Form 8-A filed December 6, 2002 and any amendment or report filed for the purpose of updating that description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than the portions of those documents not deemed to be filed) subsequent to the date hereof and prior to the filing of a post-effective amendment hereto indicating that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this at no cost to the requestor upon written or oral request addressed to Seagate Technology, 920 Disc Drive, P.O. Box 66360, Scotts Valley, California 95067, attention Investor Relations (telephone: 813-439-5337).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

SEC Registration Fee	$34,882
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	40,000
Printing Expenses	5,000
Miscellaneous Expenses	118

Total	$105,000

Item 15. Indemnification of Officers and Directors

The articles of association of Seagate provide for the indemnification of its directors and officers. Specifically, under the indemnification provisions, Seagate will indemnify its directors and officers to the fullest extent permitted by law against liabilities that are incurred by the directors or officers while executing the duties of their respective offices. The directors and officers, however, will not be entitled to the indemnification if they incurred the liabilities through their own willful neglect or default.

Seagate is an exempted company with limited liability incorporated in the Cayman Islands. As such, it is subject to and governed by the laws of the Cayman Islands with respect to the indemnification provisions. Although the Companies Law (2004 Revision) of the Cayman Islands does not specifically restrict a Cayman Islands company’s ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain English case law (which is likely to be persuasive in the Cayman Islands), however, indicate that the indemnification is generally permissible, unless there has been fraud, willful default or reckless disregard on the part of the director or officer in question.

Seagate has entered into indemnification agreements with its directors and officers, whereby it agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of Seagate, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of Seagate. At present, there is no pending litigation or proceeding involving a director or officer of Seagate. At present, there is no pending litigation or proceeding involving a director or officer of Seagate regarding which indemnification is sought, nor is Seagate aware of any threatened litigation that may result in claims for indemnification.

Seagate maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933 and the Securities Exchange Act of 1934 that might be incurred by any director or officer in his capacity as such.

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. Maxtor’s restated certificate of incorporation and amended and restated bylaws provide that it shall indemnify its directors, officers, employees, and agents to the full extent permitted by Delaware law. The restated certificate of incorporation and amended and restated bylaws further provide that Maxtor may indemnify directors, officers, employees, and agents in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, Maxtor entered into separate indemnification agreements with its directors and officers which would require it, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors’ and officer’s liability insurance, if available on reasonable terms.

These indemnification provisions and the indemnification agreements that Maxtor has entered into with its officers and directors may be sufficiently broad to permit indemnification of its officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

At present, there is no pending litigation or proceeding involving any of Maxtor’s directors, officers, employees or other agents in which indemnification is being sought. Maxtor is not aware of any threatened litigation that may result in a claim for indemnification by any of its directors, officers, employees or other agents.

Item 16. Exhibits.

Number		Description

4.1	(1)	Indenture between Maxtor Corporation and U.S. Bank National Association, dated August 15, 2005

4.2	(2)	First Supplemental Indenture among Maxtor Corporation, Seagate Technology and U.S. Bank National Association, dated May 19, 2006

4.3	(1)	Registration Rights Agreement among Registrant, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., dated August 15, 2005

5.1		Opinion of Simpson Thacher & Bartlett LLP

5.2		Opinion of Maples and Calder

12.1		Statements re: Seagate Technology Computation of Ratios

12.2		Statement re: Maxtor Corporation Computation of Ratios

23.1		Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)

23.2		Consent of Maples and Calder (included in Exhibit 5.2)

23.3		Consent of Ernst & Young LLP, independent registered public accounting firm for Seagate Technology

23.4		Consent of PricewaterhouseCoopers LLP, independent registered public accountants for Maxtor Corporation

24.1		Power of Attorney for Seagate Technology (see signature page)

24.2		Power of Attorney for Maxtor Corporation (see signature page)

25.1		Statement of Eligibility of Trustee on Form T-1

(1)	Incorporated by reference to exhibits of Maxtor’s Form 10-Q filed November 4, 2005.
(2)	Incorporated by reference to Seagate’s Form 8-K filed May 25, 2006.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering prices set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that clauses (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 of section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time

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shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Seagate Technology certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scotts Valley, State of California, on May 31, 2006.

SEAGATE TECHNOLOGY

By:	/S/ WILLIAM D. WATKINS
Name:	William D. Watkins
Title:	Chief Executive Officer and President

The undersigned do hereby constitute and appoint William D. Watkins, Charles C. Pope and William L. Hudson, and each of them, individually, as our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below that said attorneys and agents may deem necessary or advisable to enable Seagate Technology to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of Seagate Technology and in the capacities indicated on May 31, 2006.

Signature	Title	Date

/S/ WILLIAM D. WATKINS William D. Watkins	Chief Executive Officer, President and Director (Principal Executive Officer)	May 31, 2006

/S/ CHARLES C. POPE Charles C. Pope	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 31, 2006

/S/ KAREN M. ROGGE Karen M. Rogge	Vice President, Corporate Finance and Treasurer (Principal Accounting Officer)	May 31, 2006

/S/ STEPHEN J. LUCZO Stephen J. Luczo	Chairman of the Board of Directors	May 31, 2006

/S/ FRANK J. BIONDI, JR. Frank J. Biondi, Jr.	Director	May 31, 2006

William W. Bradley	Director

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Signature	Title	Date

/S/ JAMES A. DAVIDSON James A. Davidson	Director	May 31, 2006

/S/ GLENN H. HUTCHINS Glenn H. Hutchins	Director	May 31, 2006

Donald E. Kiernan	Director

/S/ DAVID F. MARQUARDT David F. Marquardt	Director	May 31, 2006

/S/ LYDIA MARSHALL Lydia Marshall	Director	May 31, 2006

/S/ C.S. PARK C.S. Park	Director	May 31, 2006

/S/ GREGORIO REYES Gregorio Reyes	Director	May 31, 2006

/S/ JOHN W. THOMPSON John W. Thompson	Director	May 31, 2006

/S/ WILLIAM D. WATKINS William D. Watkins, on behalf of Seagate (US) Holdings, Inc.	Seagate (US) Holdings, Inc. (Authorized U.S. Representative)	May 31, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Maxtor Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on May 31, 2006.

MAXTOR CORPORATION

By	/S/ WILLIAM D. WATKINS
William D. Watkins
Chairman of the Board and
Chief Executive Officer

The undersigned do hereby constitute and appoint William D. Watkins, Charles C. Pope and William L. Hudson, and each of them, individually, as our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below that said attorneys and agents may deem necessary or advisable to enable Maxtor Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed below by the following persons on behalf of Maxtor Corporation and in the capacities indicated on May 31, 2006.

Signature	Title

/S/ WILLIAM D. WATKINS William D. Watkins	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/S/ CHARLES C. POPE Charles C. Pope	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ WILLIAM L. HUDSON William L. Hudson	Director

/S/ MICHAEL CANNON Michael Cannon	Director

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EXHIBIT INDEX

Number		Description

4.1	(1)	Indenture between Maxtor Corporation and U.S. Bank National Association, dated August 15, 2005

4.2	(2)	First Supplemental Indenture among Maxtor Corporation, Seagate Technology and U.S. Bank National Association, dated May 19, 2006

4.3	(1)	Registration Rights Agreement among Registrant, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., dated August 15, 2005

5.1		Opinion of Simpson Thacher & Bartlett LLP

5.2		Opinion of Maples and Calder

12.1		Statements re: Seagate Technology Computation of Ratios

12.2		Statement re: Maxtor Corporation Computation of Ratios

23.1		Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)

23.2		Consent of Maples and Calder (included in Exhibit 5.2)

23.3		Consent of Ernst & Young LLP, independent registered public accounting firm for Seagate Technology

23.4		Consent of PricewaterhouseCoopers LLP, independent registered public accountants for Maxtor Corporation

24.1		Power of Attorney for Seagate Technology (see signature page)

24.2		Power of Attorney for Maxtor Corporation (see signature page)

25.1		Statement of Eligibility of Trustee on Form T-1

(1)	Incorporated by reference to exhibits of Maxtor’s Form 10-Q filed November 4, 2005.
(2)	Incorporated by reference to Seagate’s Form 8-K filed May 25, 2006.